UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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A.C. Moore Arts & Crafts, Inc.

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A.C. MOORE ARTS & CRAFTS, INC.
130 A.C. MOORE DRIVE
BERLIN, NEW JERSEY 08009
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 17, 2010
To the Shareholders of A.C. Moore Arts & Crafts, Inc.:
The 2010 Annual Meeting of Shareholders (referred to as the “2010 Annual Meeting”) of A.C. Moore Arts & Crafts, Inc. (referred to as “A.C. Moore,” “we,” “us” or “our”) will be held on Thursday, June 17, 2010, at 9:30 a.m., prevailing time, at A.C. Moore’s corporate offices, located at 130 A.C. Moore Drive, Berlin, New Jersey, 08009, for the purpose of considering and acting upon the following:
1.	to elect two Class B directors to hold office for a term of three years and until each of their respective successors is duly elected and qualified, as described in the accompanying proxy statement;
2.	to ratify the appointment of PricewaterhouseCoopers LLP as A.C. Moore’s independent registered public accounting firm for the fiscal year ending January 1, 2011; and
3.	to transact such other business as may properly come before the 2010 Annual Meeting or any adjournment or postponement thereof.
Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting to be Held on June 17, 2010. Pursuant to rules of the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our Annual Report for the fiscal year ended January 2, 2010 (referred to as “fiscal 2009”) are available at www.stocktrans.com/eproxy/acmoore2010.
Only shareholders of record at the close of business on April 30, 2010 are entitled to receive the notice of, and to vote at, the 2010 Annual Meeting or any adjournment or postponement thereof.
If the 2010 Annual Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in this Notice of the 2010 Annual Meeting.
In order to vote your shares, you may attend the 2010 Annual Meeting and vote in person, or vote by proxy. If you are a shareholder of record (that is, if your stock is registered in your name), you may vote by telephone or electronically through the Internet, by following the instructions included with your proxy card. The deadline for voting by telephone or electronically through the Internet is 11:59 p.m., prevailing time, on June 16, 2010. If you vote by telephone or electronically through the Internet, you do not need to return your proxy card. If your shares are held in “street name” (that is, if your stock is registered in the name of your broker, bank or other nominee), please check your proxy card or contact your broker, bank or nominee to determine whether you will be able to vote by telephone or electronically through the Internet.
YOU ARE CORDIALLY INVITED TO ATTEND THE 2010 ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE 2010 ANNUAL MEETING IN PERSON, YOU ARE URGED TO VOTE YOUR SHARES PROMPTLY TO ENSURE THEY ARE REPRESENTED AT THE 2010 ANNUAL MEETING. YOU MAY SUBMIT YOUR PROXY VOTE BY TELEPHONE OR ELECTRONICALLY THROUGH THE INTERNET AS DESCRIBED IN THE FOLLOWING MATERIALS OR BY COMPLETING AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE SELF-ADDRESSED ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
By Order of the Board of Directors
Amy Rhoades
Corporate Secretary
Berlin, New Jersey
May 3, 2010

A.C. MOORE ARTS & CRAFTS, INC.
130 A.C. MOORE DRIVE
BERLIN, NEW JERSEY 08009
(856) 768-4930

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS

The Board of Directors (referred to as the “Board”) of A.C. Moore Arts & Crafts, Inc. (referred to as “A.C. Moore”) is soliciting proxies for use at the 2010 Annual Meeting of Shareholders (referred to as the “2010 Annual Meeting”) and any adjournment or postponement of the 2010 Annual Meeting. This proxy statement and accompanying proxy card are first being mailed or given to shareholders on or about May 3, 2010.
QUESTIONS AND ANSWERS ABOUT THE 2010 ANNUAL MEETING AND VOTING
When is the 2010 Annual Meeting and where will it be held?
The 2010 Annual Meeting will be held on Thursday, June 17, 2010, at 9:30 a.m., prevailing time, at A.C. Moore’s corporate offices, located at 130 A.C. Moore Drive, Berlin, New Jersey 08009.
What is the purpose of the 2010 Annual Meeting?
At the 2010 Annual Meeting, shareholders will consider and act upon the matters outlined in the Notice of the 2010 Annual Meeting, including:
•	election of two Class B directors;
•	ratification of the appointment of PricewaterhouseCoopers LLP (referred to as “PricewaterhouseCoopers”) as the independent registered public accounting firm of A.C. Moore for the fiscal year ending January 1, 2011; and
•	such other business as may properly come before the 2010 Annual Meeting or any adjournment or postponement of the 2010 Annual Meeting.
The nominees for director are Michael J. Joyce and Neil A. McLachlan. All nominees currently serve as directors of A.C. Moore.
Who is entitled to vote at the 2010 Annual Meeting?
The Board has set April 30, 2010 as the record date for the 2010 Annual Meeting (referred to as the “Record Date”). If you were a shareholder of record, as shown on the stock transfer books of A.C. Moore, at the close of business on the Record Date, you are entitled to receive the notice of, and to vote at, the 2010 Annual Meeting or any adjournment or postponement of the 2010 Annual Meeting. Each share of A.C. Moore common stock, no par value per share (referred to as “Common Stock”), is entitled to one vote on each matter which may be brought before the 2010 Annual Meeting.
On the Record Date, there were 24,749,544 shares of Common Stock issued and outstanding and, therefore, eligible to vote at the 2010 Annual Meeting.

How many shares must be present to hold the 2010 Annual Meeting?
The holders of a majority of the outstanding shares of Common Stock as of the Record Date must be present, in person or represented by proxy, at the 2010 Annual Meeting in order to hold the 2010 Annual Meeting and conduct business. This is called a quorum. If you submit a properly executed proxy card, vote by telephone or electronically through the Internet, then your shares will be counted as part of the quorum. All shares of A.C. Moore’s Common Stock present in person or represented by proxy (including broker non-votes) and entitled to vote at the 2010 Annual Meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum.
A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Certain proposals other than the ratification of the appointment of the independent registered public accounting firm, such as the election of directors are “non-discretionary,” and brokers which have received no instructions from their clients do not have discretion to vote on these items.
If the 2010 Annual Meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors. If the 2010 Annual Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend the reconvened 2010 Annual Meeting, if less than a quorum as determined under applicable law, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the Notice of the 2010 Annual Meeting.
What vote is required for the election of directors or for a proposal to be approved?
The election of directors will be determined by a plurality vote and the two nominees receiving the most “for” votes will be elected. Approval of any other proposal will require the affirmative vote of a majority of the votes cast on the proposal.
How do I vote my shares?
In order to vote your shares, you may attend the 2010 Annual Meeting and vote in person, or vote by proxy. If your shares are held in “street name” (that is, if your stock is registered in the name of your broker, bank or other nominee) and you wish to vote at the 2010 Annual Meeting, you will need to contact your broker, bank or other nominee regarding how to vote at the 2010 Annual Meeting.
If you are a shareholder of record (that is, if your stock is registered in your name), you may vote by proxy, by telephone, electronically through the Internet, or by mail by following the instructions included with your proxy card. The deadline for shareholders of record to vote telephonically or electronically through the Internet is 11:59 p.m., prevailing time, on June 16, 2010.
A.C. Moore encourages you to take advantage of these ways to vote your shares for matters to be covered at the 2010 Annual Meeting. Set forth below is a summary of the three voting methods which shareholders of record may utilize to submit their votes by proxy.
Vote by Telephone — 1-866-578-5350. Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your control number(s) which are located on your proxy card and then follow the directions given.

Vote Electronically through the Internet — www.votestock.com. Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number(s) which are located on your proxy card to create and submit an electronic ballot.
Vote by Mail. Mark, sign and date your proxy card and return the card in the postage-paid envelope A.C. Moore has provided you.
IF YOU VOTE BY TELEPHONE OR ELECTRONICALLY THROUGH THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.
Please note that although there is no charge to you for voting by telephone or electronically through the Internet, there may be costs associated with electronic access such as usage charges for Internet service providers and telephone companies. A.C. Moore does not cover these costs; they are solely your responsibility. The telephone and Internet voting procedures being made available to you are valid forms of granting proxies under the Pennsylvania Business Corporation Law of 1988, as amended.
If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares.
What if I do not specify how I want my shares voted?
If you submit a signed proxy card or submit your proxy by telephone or electronically through the Internet but do not indicate how you want your shares voted, the persons named in the enclosed proxy will vote your shares of Common Stock “for”:
•	the election of each of the persons identified below in “Proposal 1: Election of Directors” as nominees for election as directors; and
•	the ratification of the appointment of PricewaterhouseCoopers as the independent registered public accounting firm of A.C. Moore for the fiscal year ending January 1, 2011.
With respect to any other matter that properly comes before the 2010 Annual Meeting, the persons named in the enclosed proxy will vote your shares of Common Stock in their discretion in accordance with their best judgment and in the manner they believe to be in the best interest of A.C. Moore.
If I abstain from voting or withhold authority to vote for any proposal, will my shares be counted in the vote?
Under the Pennsylvania Business Corporation Law of 1988, as amended, an abstention, withholding of authority to vote or broker non-vote is not considered a vote “cast” and therefore will have no effect on the vote and will not be counted in determining whether any proposal has received the required shareholder vote.

Can I change my vote after submitting my proxy?
Yes. You can change your vote at any time before your proxy is voted at the 2010 Annual Meeting. If you are a shareholder of record, you may revoke your proxy by:
•	submitting a later-dated proxy by telephone, Internet or mail; or
•	attending the 2010 Annual Meeting and voting in person. Your attendance alone will not revoke your proxy. You must also vote in person at the 2010 Annual Meeting.
The last vote received chronologically will supersede any prior vote. The deadline for changing your vote telephonically or electronically through the Internet is 11:59 p.m., prevailing time, on June 16, 2010.
If you hold your shares in “street name,” you must contact your broker, bank or other nominee regarding how to change your vote.
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, it means that you hold shares that are registered in more than one account. To ensure that all of your shares are counted in the vote at the 2010 Annual Meeting, you will need to vote the shares associated with each proxy card by telephone, Internet or mail.
Who pays for the cost of the solicitation of proxies?
A.C. Moore will bear the cost of this solicitation. In addition to solicitation by mail, officers, directors or employees of A.C. Moore may also solicit proxies in person or by telephone or facsimile without additional compensation. Upon request, A.C. Moore will pay the reasonable expenses incurred by record holders of Common Stock who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy materials and annual shareholder reports to the beneficial owners of the shares they hold of record.

PROPOSAL 1
ELECTION OF DIRECTORS
A.C. Moore’s Articles of Incorporation, as amended, provide that the Board shall consist of not fewer than one nor more than 15 directors, with the exact number to be fixed by the Board. The Board has fixed the number of directors at six. Pursuant to the Articles of Incorporation of A.C. Moore, as amended, the directors are divided into three classes, which are required to be as nearly equal in number as possible. One class of directors is to be elected annually for a term of three years.
At the 2010 Annual Meeting, shareholders will elect two Class B directors, each to serve for a term of three years and until a respective successor is duly elected and qualified except in case of the director’s earlier resignation or removal. Unless directed otherwise, the persons named in the enclosed proxy intend to vote such proxy “for” the election of the listed nominees or, in the event of inability of a nominee to serve for any reason, for the election of such other person as the Board may designate to fill the vacancy. The Board has no reason to believe that any nominee will not be a candidate or will be unable to serve.
The Board has nominated Michael J. Joyce and Neil A. McLachlan to serve as the Class B directors based upon the recommendation of the Nominating and Corporate Governance Committee. Each nominee currently serves as a director. The nominees have consented to being named in the proxy statement and to serve if elected.
The following table sets forth information, as of the Record Date, concerning A.C. Moore’s directors and nominees for election to the Board:

			Committee		Director	Term
Name	Age	Position	Membership(1)	Class	Since	Expires

Michael J. Joyce(2)	68	Chairman of the Board	AC* and CC	B	2004	2010

Joseph F. Coradino	58	Director	N&CGC* and CC	A	2006	2012

Neil A. McLachlan(2)	53	Director	N&CGC and CC	B	2007	2010

Thomas S. Rittenhouse	68	Director	AC and N&CGC	A	2007	2012

Lori J. Schafer	47	Director	CC* and AC	C	2005	2011

*	Chair.

(1)	AC — Audit Committee; CC — Compensation Committee; and N&CGC — Nominating and Corporate Governance Committee.

(2)	Nominee for director.
Director Background and Qualifications
The following information about A.C. Moore’s directors is based, in part, upon information supplied by such persons. Unless otherwise indicated, each individual has had the same principal occupation for more than five years.
Mr. Joyce has been a director of A.C. Moore since June 2004 and the Chairman of the Board since June 2006. From 1975 through May 2004, Mr. Joyce was a partner in the public accounting firm of Deloitte & Touche, LLP and served as the New England Managing Partner from May 1995 until his retirement in May 2004. Mr. Joyce is a director of each of Brandywine Realty Trust, a New York Stock Exchange traded real estate investment trust, and Allegheny Technologies Incorporated, a New York Stock Exchange traded specialty materials producer. He also served as a director of Heritage Property Investment Trust, Inc., a New York Stock Exchange traded real estate investment trust, until October 2006, when Heritage merged with and into affiliates of Centro Properties Group. The Board believes that Mr. Joyce’s qualifications include, among other things, his experience with executive management and oversight as well as expertise in accounting and financial matters.

Mr. Coradino has been a director of A.C. Moore since June 2006. Mr. Coradino is a member of the Board of Trustees and Office of the Chairman of Pennsylvania Real Estate Investment Trust (referred to as “PREIT”), a New York Stock Exchange traded equity real estate investment trust with a primary investment focus on retail enclosed shopping malls and open air shopping centers located in the United States. Since June 2004, Mr. Coradino has been President of PREIT Services, LLC and PREIT-Rubin, Inc., both management affiliates of PREIT, and has also served as Executive Vice President-Retail of PREIT since December 2001. From November 1998 to June 2004, he was Executive Vice President-Retail Division and Treasurer of PREIT-Rubin, Inc. From 1981 to 1998, Mr. Coradino held various positions with PREIT, including Senior Vice President-Retail Division and Treasurer, PREIT-Rubin, Inc. Mr. Coradino is an equity investor of Academy Asset Management LLC, a registered investment adviser. He also serves on the boards of Chestnut Hill College and the YMCA of Greater Philadelphia. The Board believes that Mr. Coradino’s qualifications include, among other things, his years of knowledge and experience within the real estate industry, and in particular, the retail sector.
Mr. McLachlan has been a director of A.C. Moore since February 2007. Mr. McLachlan is President of the Consumer & Office Products Group of MeadWestvaco Corporation, a New York Stock Exchange traded manufacturer of packaging, consumer and office products, specialty chemicals and specialty papers. As President of the Consumer & Office Products Group, a position which he has held since March 1999, Mr. McLachlan is responsible for the group’s approximately $1.1 billion in sales, 3,600 employees and 11 manufacturing and distribution locations. Before joining MeadWestvaco Corporation, Mr. McLachlan served as Senior Vice President, International of Fisher-Price, Inc., overseeing the development of Mattel’s infant and preschool business around the world. The Board believes that Mr. McLachlan’s qualifications include, among other things, his broad knowledge of both retail merchandising and supply chain issues.
Mr. Rittenhouse has been a director of A.C. Moore since February 2007. Mr. Rittenhouse has a 39-year career in the retail and global supply chain industries. From July 1965 through January 1997, Mr. Rittenhouse was employed by Strawbridge & Clothier, Inc., a NASDAQ traded department and discount store chain, where he held various key officer positions overseeing both operations and finance, including as President of Strawbridge & Clover, Inc. From January 1997 to his retirement in January 2004, he served as President and Chief Executive officer of the Uniform Code Council, Inc., a global organization which sets standards for bar-coding and electronic commerce. Since January 2010, he has served as Chief Executive Officer for the Ralston Center, a not-for-profit organization which develops programs and services that address the medical, mental health and quality of life needs of older adults. He previously served as a consultant for the Ralston Center since September 2004. Mr. Rittenhouse is a director of Loftware, Inc. and StarCite, LLC, both of which are private software companies. He also served as a director of Boardwalk Bancorp, Inc., a NASDAQ traded bank holding company, until January 2008, when Boardwalk merged with Cape Bancorp, Inc. The Board believes that Mr. Rittenhouse’s qualifications include, among other things, his extensive experience in retail operations and his financial and accounting expertise.

Ms. Schafer has been a director of A.C. Moore since September 2005. Since September 2007, Ms. Schafer has served as Executive Advisor of the Global Retail Practice of SAS Institute, Inc., a provider of business intelligence software and analytics. From October 2003 to September 2007, Ms. Schafer served as Vice President, Global Retail Practice for SAS. Ms. Schafer had served as Chairman, President and Chief Executive Officer of Marketmax, Inc., a merchandise intelligence software company, from October 1996 to October 2003, when Marketmax was acquired by SAS. Prior to October 1996, Ms. Schafer held various positions at The Procter & Gamble Company, a New York Stock Exchange traded provider of consumer products. Ms. Schafer is currently a director of National Retail Federation, the retail trade association, Tradestone Software, Inc., a private retail software provider, and geoVue, Inc., a private business intelligence software provider. From 2005 through 2008, Ms. Schafer was a director of Trans World Entertainment Corporation, a NASDAQ traded retail company, and eFashions LLC, an Internet apparel retailer. The Board believes that Ms. Schafer’s qualifications include, among other things, her expertise in retail information systems, e-commerce and digital media.
Retirement of Rick A. Lepley and Appointment of Joseph A. Jeffries as Acting Chief Executive Officer
Rick A. Lepley, President and Chief Executive Officer of A.C. Moore and member of the Board of Directors since June 2006, retired effective March 31, 2010. Effective March 31, 2010, Joseph A. Jeffries was appointed Acting Chief Executive Officer. Mr. Jeffries will also continue to serve as A.C. Moore’s Chief Operating Officer.
Independence
The Board has determined that the following directors, constituting a majority of the members of the Board, are independent as defined in the applicable listing standards of The NASDAQ Stock Market LLC (referred to as “NASDAQ”): Joseph F. Coradino, Michael J. Joyce, Neil A. McLachlan, Thomas S. Rittenhouse and Lori J. Schafer.
Communication with the Board
Shareholders may communicate with the Board, including the non-management directors, by sending a letter to an individual director or to A.C. Moore’s Board, c/o Amy Rhoades, Senior Vice President and General Counsel, A.C. Moore Arts & Crafts, Inc., 130 A.C. Moore Drive, Berlin, New Jersey 08009. All shareholder communications received by Ms. Rhoades will be delivered to A.C. Moore’s Chairman of the Board or to the director to whom such correspondence is addressed.
Meetings of the Board and Committees
The Board held eight meetings during 2009. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Audit Committee held nine meetings, the Compensation Committee held seven meetings and the Nominating and Corporate Governance Committee held four meetings during 2009. During 2009, each of the current directors attended at least 75% of the aggregate of (i) all of the meetings of the Board (held during the period in which he or she was a director) and (ii) all of the meetings of all committees of the Board on which such director served (during the period that he or she served).
Attendance at Annual Meeting of Shareholders
The Board has adopted a policy that all of the directors should attend the annual meeting of shareholders, absent exceptional cause. All directors attended the 2009 annual meeting of shareholders.
Corporate Governance
A.C. Moore’s Board has developed corporate governance practices to help it fulfill its responsibilities and to serve the best interests of A.C. Moore and its shareholders. Many of these governance practices are documented in A.C. Moore’s Corporate Governance Guidelines. These guidelines reflect the Board’s commitment to good corporate governance, with a view to enhancing shareholder value over the long-term. The Corporate Governance Guidelines may be viewed at A.C. Moore’s website at www.acmoore.com, under “About Us,” “Corporate Profile.” In addition, a printed copy of the Corporate Governance Guidelines will be provided to any shareholder upon written request to Amy Rhoades, Senior Vice President and General Counsel, A.C. Moore Arts & Crafts, Inc., 130 A.C. Moore Drive, Berlin, New Jersey 08009. The Nominating and Corporate Governance Committee will regularly review these guidelines in light of changing circumstances in order to continue serving the best interests of A.C. Moore and its shareholders.

Board’s Role in Risk Oversight
The Board works with A.C. Moore’s management team to promote and cultivate a corporate environment that incorporates enterprise-wide risk management into strategy and operations. Each Committee of the Board is responsible for the evaluation of elements of risk management based on the Committee’s expertise and applicable regulatory requirements. In evaluating risk, the Board and its Committees consider whether the Company’s programs adequately identify material risks in a timely manner and implement appropriately responsive risk management strategies throughout the organization. The Audit Committee focuses on assessing and mitigating financial risk, including internal controls, and receives at least quarterly reports from management on identified risk areas. In setting compensation, the Compensation Committee strives to create incentives that encourage behavior consistent with the Company’s business strategy, without encouraging undue risk-taking. The Nominating and Corporate Governance Committee considers areas of potential risk within corporate governance and compliance, such as management succession.
Committees of the Board
Audit Committee. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of A.C. Moore’s independent registered public accounting firm; reviews the independence of A.C. Moore’s independent registered public accounting firm; discusses with management and A.C. Moore’s independent registered public accounting firm the quality and adequacy of A.C. Moore’s controls over financial reporting; discusses A.C. Moore’s annual audited financial statements and quarterly financial statements with management and A.C. Moore’s independent registered public accounting firm; and establishes procedures for the receipt, retention and treatment of complaints received by A.C. Moore regarding accounting, controls over financial reporting or auditing matters. The Audit Committee also pre-approves the professional services provided by A.C. Moore’s independent registered public accounting firm. The responsibilities of the Audit Committee are further described in the Audit Committee Charter adopted by the Audit Committee and the Board. A copy of the Audit Committee Charter can be found on A.C. Moore’s website at www.acmoore.com, under “About Us,” “Corporate Profile.”
The current members of the Audit Committee are Messrs. Joyce (Chair) and Rittenhouse, and Ms. Schafer. The Board has determined that each member of the Audit Committee is independent as defined in the applicable NASDAQ listing standards and Securities and Exchange Commission (referred to as the “SEC”) regulations. The Board has determined that Mr. Joyce and Mr. Rittenhouse each qualify as an “audit committee financial expert” as that term is defined in SEC regulations. The report of the Audit Committee is set forth below in this proxy statement.
Compensation Committee. The Compensation Committee reviews and makes recommendations to the Board regarding the salaries, bonuses and other forms of compensation for executive officers of A.C. Moore; reviews and recommends to the Board forms of employment, severance, change in control agreements or provisions or any other compensatory agreement for executive officers; reviews and recommends to the Board cash incentive plans; reviews and recommends to the Board equity-based plans and equity grants; and administers various compensation plans. The responsibilities of the Compensation Committee are further described in the Compensation Committee Charter adopted by the Compensation Committee and the Board, a copy of which can be found on A.C. Moore’s website at www.acmoore.com, under “About Us,” “Corporate Profile.” For a discussion of A.C. Moore’s processes and procedures for the consideration and determination of executive compensation, see “Compensation Discussion and Analysis” below.

The current members of the Compensation Committee are Ms. Schafer (Chair) and Messrs. Coradino, Joyce and McLachlan. The Board has determined that each member of the Compensation Committee is independent as defined in the applicable NASDAQ listing standards. The report of the Compensation Committee is set forth below in this proxy statement.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee makes recommendations to the Board regarding the size of the Board and each committee of the Board; identifies and interviews individuals qualified to become members of the Board; establishes policies regarding the consideration of director candidates recommended by shareholders; establishes procedures to be followed by shareholders in submitting recommendations for director candidates; considers candidates nominated by shareholders in accordance with A.C. Moore’s amended and restated bylaws (referred to as the “bylaws”); recommends to the Board the director nominees for each annual meeting of shareholders; makes recommendations to the Board regarding determinations of independence of the members of the Board; makes annual recommendations to the Board regarding director nominees for each board committee; develops, monitors and updates A.C. Moore’s corporate governance principles and policies; reviews and makes recommendations to the Board with respect to A.C. Moore’s Code of Ethical Business Conduct; makes recommendations to the Board on director compensation from time to time; oversees new director orientation to A.C. Moore; and leads the Board’s annual review of the Board’s performance. For a discussion of A.C. Moore’s processes and procedures for the consideration and determinations of director compensation, see “— Director Compensation — Process and Procedures for Determining Director Compensation.” The responsibilities of the Nominating and Corporate Governance Committee are further described in the Nominating and Corporate Governance Committee Charter adopted by the Nominating and Corporate Governance Committee and the Board, a copy of which can be found on A.C. Moore’s website at www.acmoore.com, under “About Us,” “Corporate Profile.”
The current members of the Nominating and Corporate Governance Committee are Messrs. Coradino (Chair), McLachlan and Rittenhouse. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent as defined in the applicable NASDAQ listing standards.
The information on the website listed above and elsewhere in this proxy statement is not, and should not be, considered part of this proxy statement and is not incorporated by reference in this document. This website is, and is only intended to be, an inactive textual reference.
Director Nomination Process
Director Qualifications. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board the appropriate characteristics, skills and experience for the Board as a whole and its individual members, with the objective of having a Board with diverse perspectives and skills. Though the Board does not have a formal policy regarding diversity, it is one of many criteria considered by the Board when evaluating candidates. Director candidates are generally selected on the basis of, including without limitation, character, expertise, judgment, professional achievements and background, understanding of areas relevant to the Company’s business and general business environment, and ability to make independent, analytical inquiries. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities, and should be committed to serving on the Board for an extended period of time. Additional special criteria apply to directors being considered to serve on a particular committee of the Board. For example, members of the Audit Committee must meet additional standards of independence and have the ability to read and understand A.C. Moore’s financial statements.

Director Nominee Selection Process. In the case of an incumbent director whose term of office expires, the Nominating and Corporate Governance Committee reviews such director’s service to A.C. Moore during the past term, including, but not limited to, the number of Board and committee meetings attended, as applicable, quality of participation and whether the candidate continues to meet the general qualifications for a director outlined above, including the director’s independence, as well as any special qualifications required for membership on any committees on which such director serves.
In the case of a new outside director candidate, the selection process includes the following steps:
•	identification by the Nominating and Corporate Governance Committee based upon suggestions from current directors and executives and recommendations received from shareholders, and possible engagement of a director search firm;
•	interviews by the Nominating and Corporate Governance Committee;
•	reports to the Board by the Nominating and Corporate Governance Committee on the selection process;
•	recommendations by the Nominating and Corporate Governance Committee; and
•	formal nominations by the Board for inclusion in the slate of directors of their class to be considered for election at an annual meeting of shareholders.
The Nominating and Corporate Governance Committee will consider nominating properly submitted shareholder recommendations for director candidates. Director candidates recommended by shareholders are given the same consideration by the Nominating and Corporate Governance Committee as candidates suggested by directors and executive officers.
Consideration of Director Candidates Recommended by Shareholders. A shareholder who wishes to recommend a prospective director nominee should submit the shareholder’s recommendation to the Chair of the Nominating and Corporate Governance Committee in writing c/o Amy Rhoades, Senior Vice President and General Counsel, A.C. Moore Arts & Crafts, Inc., 130 A.C. Moore Drive, Berlin, New Jersey 08009. The following information must be included in or attached to the letter:
•	the name and address of the shareholder making the recommendation and each recommended nominee;
•	a representation that the shareholder is a holder of record of capital stock of A.C. Moore entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the person or persons recommended for nomination;

•	a description of all arrangements and understandings between the shareholder and each recommended nominee and any other person or persons (naming such person or persons) pursuant to which the recommendation was made by the shareholder;
•	such other information regarding each recommended nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if the nominee were to be nominated by the Board; and
•	the consent of each recommended nominee to serve as a director of A.C. Moore if so nominated and elected.
The deadline for submitting shareholder recommendations pursuant to the foregoing procedures for the 2011 annual meeting of shareholders is January 3, 2011. All shareholder recommendations which are late or non-conforming will be rejected by A.C. Moore.
In addition, under A.C. Moore’s bylaws, shareholders are permitted to nominate directors to be elected at a meeting of shareholders by providing notice and the other required information specified in the bylaws. A.C. Moore’s bylaws are available, at no cost, on A.C. Moore’s website at www.acmoore.com, under “About Us,” “Corporate Profile,” or upon the shareholder’s written request to Amy Rhoades, Senior Vice President and General Counsel, A.C. Moore Arts & Crafts, Inc., 130 A.C. Moore Drive, Berlin, New Jersey 08009. Nominations with respect to the 2011 annual meeting of shareholders must be received on or prior to January 3, 2011. All late or non-conforming nominations will be rejected.

AUDIT COMMITTEE REPORT
On March 9, 2010, the Audit Committee met with management to review and discuss the audited financial statements as well as management’s assessment of the effectiveness of internal control over financial reporting. Management represented to the Audit Committee that A.C. Moore’s financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also conducted discussions with A.C. Moore’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), regarding the matters required by the Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. As required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, the Audit Committee has discussed with and received the required written disclosures and confirming letter from PricewaterhouseCoopers and has discussed with PricewaterhouseCoopers its independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements as well as management’s assessment of the effectiveness of internal control over financial reporting be included in A.C. Moore’s Annual Report on Form 10-K for the year ended January 2, 2010.
This Audit Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this proxy statement, except to the extent that A.C. Moore specifically requests that the report be specifically incorporated by reference.
THE AUDIT COMMITTEE

Michael J. Joyce (Chair)
Lori J. Schafer
Thomas S. Rittenhouse

DIRECTOR COMPENSATION
The following table sets forth the compensation of non-employee directors for their service as directors during 2009. Mr. Lepley was an employee of A.C. Moore and, as such, not compensated as a director.

	Fees Earned
	or Paid in	Stock	Option	All Other
	Cash	Awards	Awards	Compensation	Total
Name	($)	($)(1)(2)	($)(1)	($)	($)
Joseph F. Coradino	47,500	50,002	—	—	97,502
Michael J. Joyce	105,000	50,002	—	—	155,002
Neil A. McLachlan	45,000	50,002	—	—	95,002
Thomas S. Rittenhouse	50,000	50,002	—	—	100,002
Lori J. Schafer	55,000	50,002	—	—	105,002

(1)	Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation” (referred to as “FASB ASC Topic 718”) based on assumptions set forth in Note 1 to the consolidated financial statements included in A.C. Moore’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010 (referred to as the “2009 Form 10-K”).

(2)	Each of the current directors was granted 13,928 shares of restricted Common Stock on June 18, 2009 under A.C. Moore’s 2007 Stock Incentive Plan (referred to as the “Stock Incentive Plan”). The shares of restricted Common Stock vest in three equal annual installments beginning on the first anniversary of the date of grant.

Outstanding Equity Awards at Fiscal Year End 2009
The following table sets forth information concerning unexercised options and unvested stock awards for the directors as of January 2, 2010. With the exception of the grants expiring on February 20, 2014 and August 3, 2016, all stock options vest and become exercisable in three equal installments each year beginning on the first anniversary of the date of grant. The grants expiring on February 20, 2014 and August 3, 2016 vested in full on the first anniversary of the date of grant. Except for the options expiring February 20, 2014, which have a seven-year term, all options have a 10-year term.

	Option Awards				Stock Awards
	Number of	Number of			Number of	Market Value of
	Securities	Securities			Shares or Units	Shares or Units
	Underlying	Underlying			of Stock That	of Stock That
	Unexercised	Unexercised	Option	Option	Have Not	Have Not
	Options(#)	Options(#)	Exercise	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	Price($)	Date	(#)	($)(1)
Joseph F. Coradino	10,000	—	16.88	08/03/2016	18,707	54,999

Michael J. Joyce	10,000	—	21.95	08/26/2014	18,707	54,999
	10,000	—	23.51	08/25/2015
	10,000	—	16.88	08/03/2016

Neil A. McLachlan	3,500	—	20.37	02/20/2014	18,707	54,999

Thomas S. Rittenhouse	3,500	—	20.37	02/20/2014	18,707	54,999

Lori J. Schafer	10,000	—	23.51	08/25/2015	18,707	54,999
	10,000	—	16.88	08/03/2016

(1)	Market value is calculated using $2.94 per share, the NASDAQ Stock Market closing price per share of A.C. Moore Common Stock as of January 2, 2010.
Process and Procedures for Determining Director Compensation
The Nominating and Corporate Governance Committee is responsible for determining director compensation, and may rely upon input from independent outside consultants engaged by the Board or the Nominating and Corporate Governance Committee, from time to time. The full Board, upon the recommendation of the Nominating and Corporate Governance Committee, approves director compensation.
Prior to January 2008, the Compensation Committee was responsible for determining director compensation. In February 2007, the Compensation Committee asked Hay Group, the independent outside compensation consultant retained to assist the Compensation Committee in its analysis of A.C. Moore’s executive compensation programs, to perform an analysis of A.C. Moore’s non-employee director compensation and make recommendations to the Compensation Committee regarding any changes to director compensation, including the implementation of director stock ownership guidelines. Hay Group presented data on director compensation at comparable companies in A.C. Moore’s market to the Compensation Committee. Hay Group worked directly with the Compensation Committee, receiving assignments and direction from the Compensation Committee Chair.

Director Compensation
Fees. Based on recommendations by Hay Group, in April 2007 the Board approved the following new compensation structure for non-employee directors:
•	an annual cash retainer of $35,000;
•	an additional annual cash retainer of $50,000 for the Chairman of the Board;
•	an additional annual cash retainer of $15,000 for the chair of the Audit Committee and $10,000 for each other member of the Audit Committee;
•	an additional annual cash retainer of $10,000 for the chair of the Compensation Committee and $5,000 for each other member of the Compensation Committee;
•	an additional annual cash retainer of $7,500 for the chair of the Nominating and Corporate Governance Committee and $5,000 for each other member of the Nominating and Corporate Governance Committee; and
•	an annual grant of restricted stock with a market value of approximately $50,000 on the date of grant.
Stock Ownership Guidelines for Directors. Based on Hay Group’s recommendations, the Board has approved the implementation of stock ownership guidelines for the non-employee directors. Requiring minimum levels of stock ownership by non-employee directors is consistent with the Board’s objective of aligning director and shareholder interests.

Ownership Multiple of
Directors Subject to Guidelines	Annual Cash Retainer

All Non-Employee Directors	Three (3) times
Non-employee directors are expected to comply with these ownership requirements by the end of a five-year period beginning in 2007. Shares that are counted for purposes of satisfying ownership requirements are shares directly or indirectly owned and grants and awards under equity incentive plans (such as vested and unvested restricted stock). Stock options and stock appreciation rights (“SARs”) do not count towards satisfaction of the ownership requirements.
Stock Grant to Non-Employee Directors. Consistent with the compensation structure set forth above, on June 18, 2009, the non-employee directors were granted restricted stock with a market value of approximately $50,000 on the date of grant, or 13,928 shares. The shares vest equally over three years from the date of grant.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of April 30, 2010, certain information with respect to the beneficial ownership of Common Stock by (i) each person who is known by A.C. Moore to be the beneficial owner of more than 5% of Common Stock, (ii) each director and nominee for director of A.C. Moore, (iii) each executive officer of A.C. Moore named in the Summary Compensation Table and (iv) all directors and executive officers of A.C. Moore as a group. The information about the beneficial owners contained in the table below is based on information supplied by such persons or SEC filings. Except as otherwise indicated, to the knowledge of A.C. Moore, the beneficial owners of shares of Common Stock listed below have sole investment and voting power with respect to such shares.

	Shares Beneficially
	Owned(1)
	Amount and
	Nature of
	Beneficial		Percent
Name of Beneficial Owner	Ownership		of Class
Joseph A. Jeffries	158,022	(2)	*
David Stern	112,513	(3)	*
David Abelman	117,513	(4)
Amy Rhoades	69,095	(5)	*
Rick A. Lepley	500,019	(6)	2.0
Michael G. Zawoysky	14,000	(7)	*
Rodney Schriver	24,183	(8)	*
Joseph F. Coradino	37,241	(9)	*
Michael J. Joyce	67,241	(10)	*
Neil A. McLachlan	31,741	(11)	*
Thomas S. Rittenhouse	26,741	(12)	*
Lori J. Schafer	42,241	(13)	*

All executive officers and directors as a group (12 persons)	1,200,550	(14)	4.7

Dimensional Fund Advisors LP	1,893,406	(15)	7.7
Glenn J. Krevlin	6,000,000	(16)	24.2
Glenhill Advisors, LLC	6,000,000	(16)	24.2
Glenhill Capital Management, LLC	6,000,000	(16)	24.2
Glenhill Capital LP	2,922,329	(16)	11.8
Glenhill Capital Overseas Master Fund, LP	2,757,559	(16)	11.1
Royce & Associates, LLC	1,883,100	(17)	7.6
T. Rowe Price Associates, Inc.	1,994,301	(18)	8.1
Wells Fargo & Company	1,626,430	(19)	6.6
Paradigm Capital Management, Inc.	1,284,300	(20)	5.2

*	Denotes less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to Common Stock. Shares of Common Stock issuable upon the exercise of securities currently exercisable or exercisable within 60 days of April 30, 2010 are deemed outstanding for computing the share ownership and percentage ownership of the person holding such securities, but are not deemed outstanding for computing the percentage of any other person. The address for all current directors and executive officers is c/o A.C. Moore Arts & Crafts, Inc., 130 A.C. Moore Drive, Berlin, New Jersey 08009.

(2)	Includes (i) 149,042 shares of Common Stock held by Mr. Jeffries directly; and (ii) shares of Common Stock that potentially could be acquired upon the exercise of 8,980 SARS exercisable within 60 days of April 30, 2010. Excludes shares of Common Stock that potentially could be acquired upon the exercise of 28,881 SARs exercisable 60 days of April 30, 2010, which SARs were out-of-the-money as of April 30, 2010.

(3)	Includes (i) 103,846 shares of Common Stock held by Mr. Stern directly; and (ii) shares of Common Stock that potentially could be acquired upon the exercise of 8,667 SARs exercisable within 60 days of April 30, 2010.

(4)	Includes (i) 108,846 shares of Common Stock held by Mr. Abelman directly; and (ii) shares of Common Stock that potentially could be acquired upon the exercise of 8,667 SARs exercisable within 60 days of April 30, 2010.

(5)	Includes (i) 47,362 shares of Common Stock held by Ms. Rhoades directly; (ii) options to purchase 18,800 shares of Common Stock exercisable within 60 days of April 30, 2010; and (iii) shares of Common Stock that potentially could be acquired upon the exercise of 2,933 SARs exercisable within 60 days of April 30, 2010. Excludes shares of Common Stock that potentially could be acquired upon the exercise of 7,095 SARs exercisable within 60 days of April 30, 2010, which SARs were out-of-the-money as of April 30, 2010.

(6)	Includes (i) 81,039 shares of Common Stock held by Mr. Lepley directly; (ii) options to purchase 260,000 shares of Common Stock exercisable within 60 days of April 30, 2010; and (iii) shares of Common Stock that potentially could be acquired upon the exercise of 158,980 SARs exercisable within 60 days of April 30, 2010. Excludes shares of Common Stock that potentially could be acquired upon the exercise of 33,333 SARs exercisable within 60 days of April 30, 2010, which SARs were out-of-the-money as of April 30, 2010. Mr. Lepley retired from the Company effective March 31, 2010.

(7)	Effective April 24, 2009, Mr. Zawoysky resigned from the Company and to the Company’s knowledge, he owns 14,000 shares of Common Stock.

(8)	Includes (i) 17,128 shares of Common Stock held by Mr. Schriver directly; (ii) options to purchase 5,100 shares of Common Stock exercisable within 60 days of April 30, 2010; and (iii) shares of Common Stock that potentially could be acquired upon the exercise of 1,955 SARs exercisable within 60 days of April 30, 2010. Excludes shares of Common Stock that potentially could be acquired upon the exercise of 5,677 SARs exercisable within 60 days of April 30, 2010, which SARs were out-of-the-money as of April 30, 2010.

(9)	Includes (i) 27,241 shares of Common Stock held by Mr. Coradino directly; and (ii) options to purchase 10,000 shares of Common Stock exercisable within 60 days of April 30, 2010.

(10)	Includes (i) 37,241 shares of Common Stock held by Mr. Joyce directly; and (ii) options to purchase 30,000 shares of Common Stock exercisable within 60 days of April 30, 2010.

(11)	Includes (i) 28,241 shares of Common Stock held by Mr. McLachlan directly; and (ii) options to purchase 3,500 shares of Common Stock exercisable within 60 days of April 30, 2010.

(12)	Includes (i) 22,241 shares of Common Stock held by Mr. Rittenhouse directly; (ii) 1,000 shares of Common Stock held jointly by Mr. Rittenhouse and his spouse; and (iii) options to purchase 3,500 shares of Common Stock exercisable within 60 days of April 30, 2010.

(13)	Includes (i) 22,241 shares of Common Stock held by Ms. Schafer directly; and (ii) options to purchase 20,000 shares of Common Stock exercisable within 60 days of April 30, 2010.

(14)	Includes (i) options to purchase 350,900 shares of Common Stock exercisable within 60 days of April 30, 2010; and (ii) shares of Common Stock that potentially could be acquired upon the exercise of 190,182 SARs exercisable within 60 days of April 30, 2010. Excludes shares of Common Stock that potentially could be acquired upon the exercise of 74,986 SARs exercisable within 60 days of April 30, 2010, which SARs were out-of-the-money as of April 30, 2010.

(15)	Based solely on Schedule 13G/A filed with the SEC on February 8, 2010 by Dimensional Fund Advisors LP (referred to as “Dimensional”). These securities are owned by various investment companies and certain commingled group trusts and separate accounts, which Dimensional serves as investment adviser. For purposes of the reporting requirements of the Exchange Act, Dimensional is deemed to be a beneficial owner of such securities; however, Dimensional expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(16)	Based solely on a Schedule 13D filed with the SEC on June 8, 2009 by Glenhill Advisors, LLC (referred to as “GA”), Glenn J. Krevlin, Glenhill Capital Management, LLC (referred to as “GCM”), Glenhill Capital LP (referred to as “GLP”) and Glenhill Capital Overseas Master Fund LP (referred to as “GMF”). The filing indicates GA and Mr. Krevlin have sole voting power and sole dispositive power over 6,000,000 shares of Common Stock. The filing also indicates GCM has shared voting power and shared dispositive power over 6,000,000 shares of Common Stock, GLP has shared voting power and shared dispositive power over 2,922,329 shares of Common Stock and GMF has shared voting power and shared dispositive power over 2,757,559 shares of Common Stock. Mr. Krevlin is the managing member and control person of GA. GA is the managing member of GCM. GCM is the general partner and investment advisor of GLP, managing member of Glenhill Concentrated Long Master Fund, LLC, our security holder, and sole shareholder of Glenhill Capital Overseas GP, Ltd. (referred to as “GCOGP”). GCOGP is general partner of GMF. In addition, Glenhill Special Opportunities Master Fund LLC, our security holder, is a subsidiary of GLP and GMF. The address of GA, Mr. Krevlin, GCM, GLP and GMF is 598 Madison Avenue, 12th Floor, New York, New York 10022.

(17)	Based solely on a Schedule 13G/A filed with the SEC on January 22, 2010 by Royce & Associates, LLC (referred to as “R&A”). The filing indicates R&A has sole voting power and sole dispositive power over 1,883,100 shares of Common Stock. These securities are owned directly by Royce Value Fund Plus, an investment company managed by R&A. The address of R&A is 745 Fifth Avenue, New York, New York 10151.

(18)	Based solely on a Schedule 13G/A filed with the SEC on February 12, 2010 by T. Rowe Price Associates, Inc. (referred to as “Price Associates”). The filing indicates Price Associates has sole voting power over 621,941 shares of Common Stock and sole dispositive power over 1,994,301 shares of Common Stock. These securities are owned by various individual and institutional investors, which Price Associates serves as investment adviser. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(19)	Based solely on a Schedule 13G filed with the SEC on January 20, 2010 by Wells Fargo & Company (referred to as “Wells Fargo”). The filing indicates Wells Fargo has sole voting power over 940,311 shares of Common Stock, sole dispositive power over 941,161 shares of Common Stock and shared dispositive power over 672,069 share of Common Stock. These securities are owned by various subsidiaries of Wells Fargo. The address of Wells Fargo is 420 Montgomery Street, San Francisco, California 94104.

(20)	Based solely on a Schedule 13G filed with the SEC on February 12, 2010 by Paradigm Capital Management, Inc. (referred to as “Paradigm”). The filing indicates Paradigm has sole voting power and sole dispositive power over 1,284,300 shares of Common Stock. The address of Paradigm is Nine Elk Street, Albany, New York 12207.

EXECUTIVE OFFICERS WHO ARE NOT ALSO DIRECTORS
A.C. Moore’s executive officers, as of the Record Date, were as follows:

Name	Age	Position

Joseph A. Jeffries	44	Acting Chief Executive Officer and Chief Operating Officer
David Stern	43	Executive Vice President and Chief Financial Officer
David Abelman	50	Executive Vice President and Chief Marketing and Merchandising Officer
Amy Rhoades	38	Senior Vice President and General Counsel
Mr. Jeffries has served as A.C. Moore’s Acting Chief Executive Officer since March 2010. He has served as Executive Vice President and Chief Operating Officer since August 2008. He joined the Company in November 2007 as our Executive Vice President of Operations. Previously, Mr. Jeffries served as Vice President, Store Operations, Space Planning and Visual Merchandising for Office Depot, Inc., a global supplier of office products and services, a position he held from 2004 to November 2007. During 2004 and 2005, he also served as Vice President, Store and Copy Center Operations of Office Depot. From 1999 to 2003, Mr. Jeffries served in the following capacities at Office Depot: Director, Store Prototype Development; Director, Store Operations; and Senior Manager, Store Processes. Prior to his employment with Office Depot, Mr. Jeffries held management positions with Home Quarters Warehouse, Inc., a home improvement retail chain.
Mr. Stern has served as A.C. Moore’s Executive Vice President and Chief Financial Officer since June 2009. Previously, Mr. Stern served as Divisional Vice President, Financial Planning and Analysis of Coldwater Creek Inc., the Nasdaq-traded specialty retailer, since October 2008. He joined Coldwater Creek as its Divisional Vice President, Corporate Controller in June 2007. From May 2000 through June 2007, Mr. Stern served as Chief Financial Officer of Petro Services, Inc., a $500 million privately held convenience store retailer with approximately 150 locations.
Mr. Abelman has served as A.C. Moore’s Executive Vice President and Chief Marketing and Merchandising Officer since May 2009. Previously, Mr. Abelman served as the Senior Vice President of Marketing for Michaels Stores, Inc., the arts and crafts specialty retailer, from August 2005 through December 2007. As a member of Michaels’ Executive Committee, Mr. Abelman was responsible for marketing, advertising and brand strategy. Mr. Abelman has held senior marketing and merchandising positions with several leading retailers and retail-focused sales and marketing firms during his career. Prior to Michaels, from November 2002 through August 2005, he was the Vice President of Retail Marketing — North America for Office Depot, Inc., where he oversaw marketing for all Office Depot stores in North America. Mr. Abelman also spent nine years in senior management positions and was a member of the Executive Board at Daymon Associates, an international sales and marketing organization specializing in private label development.
Ms. Rhoades has served as Senior Vice President and General Counsel of the Company since November 2009. She joined the Company as Vice President and General Counsel in July 2006. From April 2003 to July 2006, Ms. Rhoades was an attorney at the law firm of Blank Rome LLP.

COMPENSATION DISCUSSION AND ANALYSIS
Our Philosophy
Our compensation program is based on the principles and objectives set forth below.
•	We structure our compensation program to target the median of the market in which we compete for executive talent.
•	We develop compensation programs that emphasize pay-for-performance yet do not encourage executives to take imprudent risk.
•	We seek to retain and motivate a talented management team to continually maximize shareholder value.
•	We strive to ensure the compensation programs maintain an appropriate balance between base salary, annual and long-term stock-based incentive compensation.
•	We motivate our executives to achieve financial and operational goals by providing them with opportunities to earn annual incentive payments, at market amounts, based on above-market performance.
•	We strive to align the earnings prospects and interests of executives with those of our shareholders.
•	We believe our executives should have meaningful levels of ownership of A.C. Moore Common Stock.
Compensation Committee Process
The Compensation Committee of our Board determines our overall compensation philosophy. The Compensation Committee is also responsible for reviewing and recommending to the Board the elements of our executive officers’ compensation.
The Compensation Committee recommends to the full Board the Chief Executive Officer’s overall compensation. The Compensation Committee and the other independent members of the Board discuss the Chief Executive Officer’s compensation during an executive session based on their assessment of his individual performance and the financial and operating performance of A.C. Moore. Compensation for the other named executive officers is based on recommendations to the Compensation Committee from the Chief Executive Officer and other members of management, as appropriate. The Compensation Committee considers these recommendations based on individual responsibility, experience and overall performance. Generally, the full Board, upon the Compensation Committee’s recommendation, approves the compensation and employment agreements of A.C. Moore’s principal executive, financial and operating officers; and the Board has delegated to the Compensation Committee the authority to approve the compensation for all other executive officers. The process described in this section relates to fiscal 2009, when Mr. Lepley served as our Chief Executive Officer. We anticipate that the process will remain the same during fiscal 2010, with Mr. Jeffries as Acting Chief Executive Officer functioning in the same capacity as Mr. Lepley did with regard to compensation process.

During 2009, the Board and the Compensation Committee approved an amended and restated employment letter with Joseph A. Jeffries, our Executive Vice President and Chief Operating Officer. The Board also approved entry into employment letters with David Abelman, our Executive Vice President and Chief Marketing and Merchandising Officer who joined us in May 2009, and David Stern, our Executive Vice President and Chief Financial Officer who joined us June 2009. The terms of these agreements are discussed below under “Agreements with Named Executive Officers.” The Board and the Compensation Committee believe the terms of the compensation for the current executive officers and agreements with such executive officers are consistent with the practices of other similarly situated retailers.
In 2007, to assist the Compensation Committee in evaluating and developing a new executive compensation plan for A.C. Moore, including, but not limited to, developing the Annual Incentive Plan (referred to as the “Annual Incentive Plan”) and Stock Incentive Plan, the Compensation Committee approved the retention of the Hay Group, an independent outside compensation consultant. The consultant worked with the Compensation Committee in 2007 to develop information and guidance concerning best practices and trends in executive compensation and to provide analysis of A.C. Moore’s compensation programs based on retail market data. Hay Group provided retail market data to management and the Committee in 2008 relating to salary and long-term incentive grant levels. The Compensation Committee will consider retaining an independent compensation consultant again in the future as needed from time to time. No such consultant was retained during 2009 in light of the determination that there would be no executive officer salary increases or annual incentive plan for that year.
Generally, the Compensation Committee reviews the annual incentive plan and long-term incentive grants to management annually at its first meeting of the year. Base salaries for executive officers are generally reviewed in May of each year. The Compensation Committee will also meet periodically during the year to consider compensation programs and to gain relevant information and context for determining compensation for executives.
A.C. Moore believes that to attract and retain qualified management, pay levels (including base salary, incentive compensation and benefits) should be targeted at the 50th percentile or median of pay levels of comparable positions at comparable companies in the market. Actual compensation may vary from these targets based on several factors, including individual performance, experience, roles and responsibilities and A.C. Moore performance. In 2007, the Committee used survey data of pay levels provided by Hay Group from the following retail companies selected by the consultant as comparable to A.C. Moore to enable the Committee to conduct benchmarking: 99 Cents Only Stores, Books-A-Million, Build-A-Bear Workshop, Cato Corp., Cost Plus, Deb Shops, Golfsmith International, Gymboree, Hancock Fabrics, Hibbett Sporting Goods, Jo-Ann Stores, Inc., Kirkland’s, Mother’s Work, Pier 1 Imports, Shoe Carnival, Tuesday Morning and United Retail Group. Hay Group selected such companies as comparable to A.C. Moore based on their annual revenue and if they were specialty retailers that could compete with A.C. Moore for either customers or executive talent.
Retail market data is used, in part, to set compensation for the executive officers, but it is not the sole point of reference. Total compensation of executive officers is determined after reviewing the executive’s performance, long-term potential, responsibilities and experience within the context of the market data. In addition to these factors, A.C. Moore also considers internal pay equity within the executive group. In this regard, we rely on information generated by our Human Resources department as well as information prepared from time to time by outside consultants.

The Compensation Committee takes into account the estimated accounting (pro forma expense) and the tax impact of all material changes to the executive compensation program and discusses such matters periodically during the year. In general, the policy of A.C. Moore and the Compensation Committee is to optimize the tax deductibility of executive compensation so long as deductibility is consistent with the objectives of executive compensation. The Compensation Committee has been advised that, based on current interpretations, awards under the 1997 Employee, Director and Consultant Stock Option Plan (referred to as the “1997 Plan”), the 2002 Stock Option Plan (referred to as the “2002 Plan”), the Stock Incentive Plan and the Annual Incentive Plan, should satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (referred to as the “Code”). The Compensation Committee has also been advised that restricted stock awards which vest based on continued employment with A.C. Moore do not qualify as performance-based compensation, and so may not be tax-deductible under Code Section 162(m), unless the number of the restricted stock awards to be granted is based on the satisfaction of performance criteria.
Components of Compensation
In line with our philosophy, A.C. Moore provides a compensation program with both fixed and variable components. Fixed compensation, which consists of base salary, is designed to attract and retain executive talent. Variable compensation, which consists of annual and long-term incentive programs, delivers potential awards to executives which are designed to motivate performance. In addition, A.C. Moore offers a limited number of benefits programs.
The Committee believes that the balance of payment forms serve to substantially reduce the possibility that the compensation process could provide incentive to undertake imprudent risk. Performance is tied to attainment of specific objectives that the Committee believes will optimize achievement of A.C. Moore’s overall business and financial plan but without promoting undue risk.
Base Salary. Base salaries are an important element of compensation and provide executives with a base level of income. In determining base pay, the Compensation Committee considers multiple factors, including the executive’s responsibilities, individual performance against pre-determined objectives, base salary competitiveness as compared to the external market, internal equity and A.C. Moore’s financial and operating performance. The Compensation Committee does not use a specific formula for evaluating the executive. Instead, executives are assessed primarily by the Chief Executive Officer based upon how they contributed to A.C. Moore’s business in their areas of responsibility.
As a result of A.C. Moore’s overall performance in the fiscal year ended January 3, 2009 (referred to as “fiscal 2008”) and the economic recession, A.C. Moore determined for fiscal 2009 to not increase base salaries for any executive officers.
Annual Incentives. Annual cash bonuses under the Annual Incentive Plan, which was previously approved by shareholders, are intended to reward performance during the year, and therefore, can be highly variable from year to year. Hay Group, the outside compensation consultant retained in 2007, assisted the Committee and management in evaluating and developing the Annual Incentive Plan. The Annual Incentive Plan performance goals are based on A.C. Moore’s budget and operating plan approved by the Board. The plan has a minimum level of achievement below which no bonuses may be paid as well as a maximum level that limits annual bonus payouts. Award levels at target generally reflect the median of the competitive market with the opportunity to earn more or less depending on actual financial performance of A.C. Moore and individual performance.
The Compensation Committee may make negative adjustments to reduce a potential award in whole or in part based on the Compensation Committee’s assessment of individual performance by an executive against the established individual objectives.
The Compensation Committee and the Board also have the authority to award discretionary cash bonuses in addition to annual incentive awards, if in their judgment, there has been exceptional performance by an executive officer which has contributed to the overall operating results of A.C. Moore. The Board believes that the potential for such awards will help to motivate and retain more talented executive officers.

In February 2009, the Compensation Committee determined that, in light of the economic environment, there would be no executive Annual Incentive Plan for performance in fiscal 2009. Accordingly, no provision was made in A.C. Moore’s 2009 financial plan for bonuses to senior management, including the executive officers. The Compensation Committee and the Board reserved the right to award discretionary bonuses for performance in 2009 if they determined that any such award had been earned. No named executive officer received such an award.
Long-Term Equity Incentives. Long-term incentive equity awards are granted to executives under the Stock Incentive Plan previously approved by shareholders. The Chief Executive Officer and other members of management, as appropriate, recommend to the Compensation Committee the actual grants for approval based on performance potential and market data. The named executive officers and other members of management participate in this process in order to provide insight into performance of individuals over whom they have supervision and adjust the size of the grant accordingly. The Compensation Committee or the Board approves these grants. When approving the amount of the grants, the Compensation Committee takes into consideration individual and A.C. Moore performance, both within the context of market practices. As with other elements of compensation, A.C. Moore targets the median of the market with regard to the size of long-term equity grants.
Historically, prior to 2007, A.C. Moore relied on stock options as its primary long-term equity vehicle through grants under the 1997 and 2002 Plans. Option exercise prices are at the fair market value of our Common Stock on the date of grant.
A.C. Moore believes the Stock Incentive Plan, approved by A.C. Moore’s shareholders in June 2007, provides flexibility in granting awards through a variety of equity vehicles. The Stock Incentive Plan permits grants of appreciation only vehicles (such as stock options or stock appreciation rights), full value vehicles (such as restricted stock or restricted stock units) and performance-based awards (such as performance shares or performance vested restricted stock). A.C. Moore intends that the types of equity awards granted, vesting schedules and the mix of equity vehicles used under the Stock Incentive Plan will directly support the objectives of A.C. Moore’s compensation program. In addition, in reaching the decision as to what types of equity will be awarded under the Stock Incentive Plan, the Compensation Committee evaluates, among other considerations, industry long-term incentive practices and changes to the required accounting and tax treatment of equity awards. Awards may also be granted at the time of a special event, such as upon employment, or at the Compensation Committee’s discretion.
In February 2009, the executive officers received a grant of PARS and SARs as the 2009 long-term incentive opportunity. The PARS vest in three equal annual installments or upon the Company’s achievement of certain financial performance targets. The SARs vest in three equal annual installments, have a base price equal to the NASDAQ closing price per share on the grant date and have a seven-year term. In November 2009, the executive officers, with the exception of Mr. Lepley, received a grant of restricted stock as a special award for the purpose of retention. The grants of restricted stock vest in two equal annual installments.
Retirement and Other Benefits. The Chief Executive Officer and other named executive officers are eligible to participate in the full range and scope of retirement and health and insurance and other benefits plans, as are all other employees of A.C. Moore. A.C. Moore sponsors a 401(k) retirement plan for salaried and hourly employees. The 401(k) plan is a tax-qualified, defined contribution plan under which fixed contributions are made to the account of each participating employee each year. Under the 401(k) plan, a matching contribution is made in the amount of 25% of the first 6% of eligible compensation to a maximum of $1,500 so long as an employee has reached 21 years of age and has three months of service. Participating employees may direct the investment of A.C. Moore matching and individual contributions into one or more of the investment options offered by the 401(k) plan. A.C. Moore believes that its employee benefit plans, including retirement plans and health and life insurance plans, are of the type commonly offered by other employers. These benefits form part of our compensation philosophy because A.C. Moore believes they are necessary in order to attract, motivate and retain talented executives.

In light of the downturn in the economy, including forecasts that the economy would be difficult in 2009, A.C. Moore determined to suspend the 401(k) plan matching contribution for the fiscal year ending January 2, 2010. A.C. Moore reevaluated this decision at the end of 2009 and determined to not reinstate the matching contribution for 2010. This decision will be reevaluated at the end of 2010.
Employment, Change-in-Control and Severance Agreements
The employment agreements or letters, which include change-in-control provisions, between A.C. Moore and the named executive officers are summarized in “Agreements with Named Executive Officers” below. A.C. Moore believes these agreements reflect market practice at the time they were signed or amended.
Special Retention Award Opportunity
On March 31, 2008, A.C. Moore’s Board approved a special cash retention award for certain key employees. The purpose of the award was to maintain stability of A.C. Moore’s leadership team by providing an incentive for these individuals to remain with A.C. Moore during the approximately 22-month period over which the award vested. A.C. Moore believed that the award was an important component of its compensation package to attempt to enable business strategy execution. The cash retention awards vested in full on January 31, 2010.
The terms of each cash retention award were set forth in an award agreement between A.C. Moore and the employee. The total cash amount of the special retention award was equal to 100% of the employee’s then current base salary. The award vested on September 30, 2008 with respect to 25% of the total amount, on June 30, 2009 with respect to 25% of the total amount and on January 31, 2010 with respect to the remaining 50%. The right to receive any amount that vested was contingent on continuous full-time employment with A.C. Moore and continuing to meet performance expectations under A.C. Moore’s internal review process, each through the respective vesting date.
Any unvested amounts would have been forfeited upon termination of full-time employment, except for termination due to death or permanent disability. For terminations for those reasons, the employee would have received an amount of the total award that varied depending on when the death or permanent disability occurs. The special retention award agreement also provided for automatic vesting of the awards on a change in control (as defined in the Stock Incentive Plan).
The total amounts of the special retention award, subject to the vesting requirements set forth above, for the following executive officers were: Rick A. Lepley — $550,000; Joseph A. Jeffries — $280,000; and Amy Rhoades — $179,580. Messrs. Lepley and Jeffries and Ms. Rhoades each received payouts upon vesting on September 30, 2008, June 30, 2009 and January 31, 2010. The total amount of the special retention award Mr. Zawoysky was entitled to receive was $175,000. Mr. Zawoysky received 25% of this amount upon vesting on September 30, 2008. Mr. Zawoysky resigned from A.C. Moore in April 2009 and did not receive any of the remaining balance of his special retention award. The total amount of the special retention award Mr. Schriver was entitled to receive was $155,000. Mr. Schriver received payouts upon vesting on September 30, 2008, June 30, 2009 and January 31, 2010.

Stock Ownership Guidelines
Consistent with its executive compensation philosophy and the principle of aligning executive and shareholder interests, A.C. Moore believes officers should retain minimum ownership levels of A.C. Moore’s Common Stock. Upon recommendation of Hay Group, the following stock ownership guidelines were established by the Board in April 2007.

Ownership Multiple
Executive	of Base Salary

Chief Executive Officer	Three (3) times
All Other Officers at the Vice President level and above	One (1) times
The Chief Executive Officer was expected to comply with these ownership requirements by the end of a five-year period beginning in 2007. A five-year compliance period for all other officers at the Vice President level and above began in 2008. Shares that are counted for purposes of satisfying ownership requirements are shares directly and indirectly owned, grants and awards under equity incentive plans (such as vested and unvested restricted stock), and shares held in the officer’s account under A.C. Moore’s 401(k) plan. Stock options and SARs do not count towards satisfaction of the ownership requirements.
In conclusion, this Compensation and Discussion Analysis provides material information about our compensation programs as required by SEC rules. Shareholders should also read the tables and narratives below, which are relevant to the Compensation and Discussion Analysis and offer supporting information.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated by the SEC. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in A.C. Moore’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010 and the proxy statement in connection with the 2010 Annual Meeting of Shareholders.
This Compensation Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this Form 10-K, except to the extent that A.C. Moore specifically requests that the report be specifically incorporated by reference.
THE COMPENSATION COMMITTEE
Lori J. Schafer (Chair)
Joseph F. Coradino
Michael J. Joyce
Neil A. McLachlan

EXECUTIVE COMPENSATION
Summary Compensation Table for Fiscal 2009
The following table sets forth the compensation awarded to, earned by, or paid to A.C. Moore’s Acting Chief Executive Officer, Chief Financial Officer, former Chief Executive Officer, two former principal financial officers and the two other most highly compensated executive officers (collectively referred to as the “Named Executive Officers”) for all services rendered in all capacities to A.C. Moore and its subsidiaries during fiscal 2009.

								Non-equity
						Stock	Option/SARs	incentive plan	All Other
Name and		Salary		Bonus		Awards	Awards	compensation	Compensation		Total
Principal Position	Year	($)		($)		($)(1)	($)(1)	($)	($)		($)
(a)	(b)	(c)		(d)*		(e)	(f)	(g)*	(h)		(i)
Joseph A. Jeffries,	2009	307,700		70,000	(3)	159,679	19,397	—	—		556,776
Acting Chief Executive Officer and	2008	296,158		87,500		91,477	107,685	—	—		582,820
Chief Operating Officer (2)	2007	3,231		120,000		72,250	30,000	—	12,720		238,201

David Stern, Executive Vice President and Chief Financial Officer(4)	2009	132,291		200,000	(5)	210,600	46,280	—	43,537	(6)	632,708

David Abelman, Executive Vice President and Chief Marketing and Merchandising Officer(7)	2009	186,923		200,000	(8)	203,950	42,900	—	30,428	(6)	664,201

Amy Rhoades,	2009	195,000	(10)	44,895	(3)	64,621	2,217	—	—		306,733
Senior Vice President and	2008	189,069		44,895		25,411	29,912	16,544	982		306,813
General Counsel(9)	2007	176,211		—		32,760	49,644	—	224		258,839

Rick A. Lepley,	2009	575,000		137,500	(3)	103,279	19,397	—	—		835,176
former President and	2008	564,583		137,500		130,712	215,500	—	116,211		1,164,506
Chief Executive Officer (11)	2007	550,000		320,000		535,080	788,000	—	6,315		2,199,395

Michael G. Zawoysky,	2009	113,782		—		51,479	19,397	—	—		184,658
former Executive Vice	2008	215,929		43,750		67,655	94,930	—	1,313		423,577
President and Chief Financial Officer(12)

Rodney Schriver, Vice President and Controller(13)	2009	185,000		38,750	(3)	25,880	1,478	—	—		251,108

*	Column (d) reflects non-equity discretionary bonuses. Generally, unless otherwise described below, amounts reflected in column (d) represent new hire bonuses. Column (g) reflects non-equity incentive-based bonuses paid under our Annual Incentive Plan.

(1)	Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation” (referred to as “FASB ASC Topic 718”), based on assumptions set forth in Note 1 to the consolidated financial statements included in A.C. Moore’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010 (referred to as the “2009 Form 10-K”).

(2)	Mr. Jeffries was appointed A.C. Moore’s Executive Vice President of Operations effective November 28, 2007. He was appointed Executive Vice President and Chief Operating Officer effective August 6, 2008. He was appointed Acting Chief Executive Officer effective March 31, 2010.

(3)	Represents payment pursuant to retention award agreement. The terms of the retention award are described above under “—Special Retention Award Opportunity.”

(4)	Mr. Stern was appointed A.C. Moore’s Executive Vice President and Chief Financial Officer effective June 8, 2009.

(5)	Represents (i) $75,000 sign-on bonus pursuant to his employment letter, and (ii) $125,000 pursuant to his special award agreement.

(6)	Represents relocation benefits provided pursuant to his employment letter.

(7)	Mr. Abelman was appointed A.C. Moore’s Executive Vice President and Chief Marketing and Merchandising Officer effective May 7, 2009.

(8)	Represents sign-on bonus pursuant to his employment letter.

(9)	Ms. Rhoades was appointed A.C. Moore’s Vice President and General Counsel effective July 24, 2006. She was appointed Senior Vice President and General Counsel effective November 10, 2009.

(10)	Ms. Rhoades’ base salary was increased from $195,000 to $210,000 effective April 4, 2010.

(11)	Mr. Lepley was appointed A.C. Moore’s Chief Executive Officer effective June 1, 2006. He was appointed President effective June 13, 2007. He retired effective March 31, 2010.

(12)	Mr. Zawoysky was appointed Executive Vice President and Chief Financial Officer effective September 24, 2008. He resigned from A.C. Moore effective April 24, 2009.

(13)	Mr. Schriver served as principal financial officer from April 24, 2009 through June 8, 2009.

Grants of Plan-Based Awards in Fiscal 2009
The following table sets forth information regarding each equity grant made under the Stock Incentive Plan to the Named Executive Officers during the fiscal year 2009. There was no executive Annual Incentive Plan for performance in fiscal 2009. As a result, estimated incentive plan payouts are not included in the table below.

				Stock	Options/SARs
				Awards:	Awards:		Grant Date
				Number of	Number of	Exercise or	Fair Value of
				Shares of	Securities	Base Price of	Stock and
				Stock or	Underlying	Options/	Options/
		Approval		Units	Options/ SARs	SARs Awards	SARs Awards
Name	Grant Date	Date		(#)(1)	(#)(2)	($/Sh)	($)(3)

Joseph A. Jeffries	02/20/2009	02/20/2009		49,783	26,940	1.48	93,076	(4)
	11/10/2009	11/10/2009		25,000	—	—	86,000

David Stern	06/08/2009	5/12/2009	(5)	35,000	26,000	3.56	170,880	(6)
	11/10/2009	11/10/2009		25,000	—	—	86,000

David Abelman	05/07/2009	4/27/2009	(5)	35,000	26,000	3.37	160,850	(7)
	11/10/2009	11/10/2009		25,000	—	—	86,000

Amy Rhoades	02/20/2009	02/20/2009		3,079	8,798	1.48	15,238	(8)
	11/10/2009	11/10/2009		15,000	—	—	51,600

Rick A. Lepley	02/20/2009	02/20/2009		69,783	26,000	1.48	122,676	(9)

Michael G. Zawoysky	02/20/2009	02/20/2009		34,783	26,000	1.48	70,876	(10)

Rodney Schriver	02/20/2009	02/20/2009		2,053	5,865	1.48	10,158	(11)
	11/10/2009	11/10/2009		5,000	—	—	17,200

(1)	Except for the grants dated November 10, 2009, represents grants of performance accelerated restricted stock (“PARS”). The PARS vest in three equal annual installments or vesting accelerates upon the Company’s achievement of certain financial performance targets. The grants dated November 10, 2009 are restricted stock, which vest in two equal annual installments from the date of grant.

(2)	Represents grants of stock-settled stock appreciation rights (“SARs”). Grants vest and become exercisable in three equal installments each year beginning on the first anniversary of the date of grant. All SARs have a seven-year term.

(3)	Grant date fair value of stock and option/SARs awards is computed in accordance with FASB ASC Topic 718 based on assumptions set forth in Note 1 to the consolidated financial statements included in A.C. Moore’s 2009 Form 10-K.

(4)	Includes a grant date fair value of $73,679 and $19,397 for the grants of, respectively, PARS and SARs.

(5)	Reflects the date on which the Board approved the terms of the employment letters with Mr. Stern or Mr. Abelman.

(6)	Includes a grant date fair value of $124,600 and $46,280 for the grants of, respectively, PARS and SARs.

(7)	Includes a grant date fair value of $117,950 and $42,900 for the grants of, respectively, PARS and SARs.

(8)	Includes a grant date fair value of $13,021 and $2,217 for the grants of, respectively, PARS and SARs.

(9)	Includes a grant date fair value of $103,279 and $19,397 for the grants of, respectively, PARS and SARs.

(10)	Includes a grant date fair value of $51,479 and $19,397 for the grants of, respectively, PARS and SARs.

(11)	Includes a grant date fair value of $8,680 and $1,478 for the grants of, respectively, PARS and SARs.

Outstanding Equity Awards at Fiscal Year-End 2009
The following table sets forth information concerning unexercised options and unvested stock awards for each Named Executive Officer outstanding as of the end of the fiscal year 2009. All equity awards were granted under either A.C. Moore’s 1997 Plan, 2002 Plan or the Stock Incentive Plan.

	Option/SARs Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of
	Underlying	Underlying	Option/		Shares or		Market Value
	Unexercised	Unexercised	SARs		Units of		of Shares or
	Options/	Options/	Exercise	Option/	Stock That		Units of Stock
	SARs	SARs	or Base	SARs	Have Not		That Have
	(#)(1)	(#)(1)	Price	Expiration	Vested		Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)		($)(2)

Joseph A. Jeffries	3,333	1,667	16.31	11/28/2014	93,196	(3)	273,996
	12,774	25,548	6.82	03/31/2015
	—	26,940	1.48	02/20/2016

David Stern	—	26,000	3.56	06/08/2016	60,000	(4)	176,400

David Abelman	—	26,000	3.37	05/07/2016	60,000	(5)	176,400

Amy Rhoades	12,500	—	16.38	07/24/2016	23,305	(6)	68,516
	4,200	2,100	20.37	02/20/2014
	3,548	7,097	6.82	03/31/2015
	—	8,798	1.48	02/20/2016

Rick A. Lepley	160,000	—	17.74	06/01/2016	107,060	(7)	314,756
	66,667	33,333	20.37	02/20/2014
	16,667	33,333	6.82	03/31/2015
	50,000	100,000	1.20	12/03/2015
	—	26,940	1.48	02/20/2016

Michael G. Zawoysky	—	—	—	—	—		—

Rodney Schriver	750	—	21.95	08/26/2014	11,534	(8)	33,910
	750	—	23.51	08/25/2015
	2,400	1,200	20.37	02/20/2014
	2,839	5,677	6.82	03/31/2015
	—	5,865	1.48	02/20/2016

(1)	All stock options and SARs vest and become exercisable in three equal installments each year beginning on the first anniversary of the date of grant. Awards expiring June 1, 2016, February 20, 2014, March 26, 2014 and July 24, 2016 are stock options. Stock options expiring June 1, 2016 and July 24, 2016 have a ten-year term. Stock options expiring February 20, 2014 and March 26, 2014 have a seven-year term. All other awards reflected in the table under “Option/SARs Awards” are SARs. All SARs have a seven-year term.

(2)	Market value is calculated using $2.94 per share, the NASDAQ Stock Market closing price per share of A.C. Moore Common Stock as of January 2, 2010.

(3)	Represents (i) 5,000 PARS granted on November 28, 2007 which vest in three equal installments upon A.C. Moore’s achievement of certain financial performance targets and vest in full on the date that is four years from the grant date, if not earlier vested, (ii) 13,413 PARS granted on March 31, 2008 which vest in four equal installments upon A.C. Moore’s achievement of certain financial performance targets and vest in full on the date that is five years from the grant date, if not earlier vested, (iii) 49,783 PARS granted on February 20, 2009 which vest in three equal annual installments or accelerate upon the Company’s achievement of certain financial performance targets, and (iv) 25,000 shares of restricted stock granted on November 10, 2009 which vest in two equal annual installments from the date of grant.

(4)	Represents (i) 35,000 PARS granted on June 8, 2009 which vest in three equal annual installments or accelerate upon the Company’s achievement of certain financial performance targets, and (ii) 25,000 shares of restricted stock granted on November 11, 2009 which vest in two equal annual installments from the date of grant.

(5)	Represents (i) 35,000 PARS granted on May 7, 2009 which vest in three equal annual installments or accelerate upon the Company’s achievement of certain financial performance targets, and (ii) 25,000 shares of restricted stock granted on November 11, 2009 which vest in two equal annual installments from the date of grant.

(6)	Represents (i) 1,500 PARS granted on June 13, 2007 which vest in three equal installments upon A.C. Moore’s achievement of certain financial performance targets and vest in full on the date that is four years from the grant date, if not earlier vested, (ii) 3,726 PARS granted on March 31, 2008 which vest in four equal installments upon A.C. Moore’s achievement of certain financial performance targets and vest in full on the date that is five years from the grant date, if not earlier vested, (iii) 3,079 PARS granted on February 20, 2009 which vest in three equal annual installments or accelerate upon the Company’s achievement of certain financial performance targets, and (iv) 15,000 shares of restricted stock granted on November 10, 2009 which vest in two equal annual installments from the date of grant.

(7)	Represents (i) 24,500 PARS granted on June 13, 2007 which vest in three equal installments upon A.C. Moore’s achievement of certain financial performance targets and vest in full on the date that is four years from the grant date, if not earlier vested, (ii) 12,777 shares of restricted stock of an original grant of 19,166 shares granted on March 31, 2008 with vesting in three equal annual installments from the date of grant, and (iii) 69,783 PARS granted on February 20, 2009 which vest in three equal annual installments or accelerate upon the Company’s achievement of certain financial performance targets.

(8)	Represents (i) 1,500 PARS granted on June 13, 2007 which vest in three equal installments upon A.C. Moore’s achievement of certain financial performance targets and vest in full on the date that is four years from the grant date, if not earlier vested, (ii) 2,981 PARS granted on March 31, 2008 which vest in four equal installments upon A.C. Moore’s achievement of certain financial performance targets and vest in full on the date that is five years from the grant date, if not earlier vested, (iii) 2,053 PARS granted on February 20, 2009 which vest in three equal annual installments or accelerate upon the Company’s achievement of certain financial performance targets, and (iv) 5,000 shares of restricted stock granted on November 10, 2009 which vest in two equal annual installments from the date of grant.

Option/SARs Exercises and Stock Awards Vested in Fiscal 2009
The following table provides information on exercises of stock options and SARs and restricted stock vesting in 2009 by the Named Executive Officers. The Named Executive Officers did not exercise any stock options or SARs. With the exception of Mr. Lepley, no stock amounts vested for any of the Named Executive Officers in fiscal 2009.

	OPTION/SARs AWARDS		STOCK AWARDS
	Number of	Value Realized	Number of		Value Realized
	Shares Acquired	on Exercise	Shares Acquired		on Vesting
	on Exercise (#)	($)	on Vesting (#)		($)(1)
Joseph A. Jeffries	—	—	—		—
David Stern	—	—	—		—
David Abelman	—	—	—		—
Amy Rhoades	—	—	—		—
Rick A. Lepley	—	—	6,389	(2)	12,075
Michael G. Zawoysky	—	—	—		—
Rodney Schriver	—	—	—		—

(1)	Market value is calculated using $1.89 per share, the NASDAQ Stock Market closing price per share of A.C. Moore Common Stock on the vesting date, March 31, 2009.

(2)	Represents the first tranche of 19,166 shares granted on March 31, 2008.
Equity Incentive Plans
Old Plans
A.C. Moore’s stock option plans consist of the 2002 Plan and the 1997 Plan (referred to together as the “Old Plans”). The purpose of the Old Plans was to encourage ownership of A.C. Moore’s Common Stock by employees and directors of A.C. Moore (and by certain consultants in the case of the 1997 Plan) in order to attract such persons, induce them to work for the benefit of A.C. Moore and provide additional incentive for them to promote the success of A.C. Moore. Options granted under each plan were either incentive stock options intended to qualify under Section 422 of the Code, or options not intended to so qualify, except that incentive stock options could only be granted to employees. The maximum total number of shares of A.C. Moore’s Common Stock for which awards could be granted under the 2002 Plan and 1997 Plan is 1,500,000 and 2,000,000 shares, respectively, subject to adjustment in a manner determined by the Compensation Committee of the Board to reflect changes in A.C. Moore’s Common Stock. Payment of the exercise price for options granted under the Old Plans may be made in cash, shares of Common Stock or a combination of both. All options granted pursuant to the Plans are exercisable in accordance with a vesting schedule and prior to an expiration date, each of which were set at the time of the issuance of the option.
All directors, officers and key employees (and certain consultants in the case of the 1997 Plan) were eligible to receive options under the Old Plans. The Old Plans are administered by the Compensation Committee or, at the option of the Board, the Board may administer the Old Plans. The Compensation Committee approved the optionees and determined the nature of the option granted, the number of shares subject to each option, the option vesting schedule and other terms and conditions of each option. The Compensation Committee could modify or amend each Plan, provided that without the consent of the participant, such action could not affect a participant’s rights under previously granted options. With the consent of a participant, the Compensation Committee may amend outstanding options in a manner not inconsistent with the applicable Plan.

The Stock Incentive Plan described below effectively replaced the Old Plans and no further grants or awards are made under the Old Plans. All grants and awards are made under the shareholder-approved Stock Incentive Plan. The Old Plans will continue in effect until their respective expiration dates for the limited purpose of administering such plans.
Stock Incentive Plan
On June 7, 2007, A.C. Moore’s shareholders approved the Stock Incentive Plan. The purpose of the Stock Incentive Plan is to provide incentives to attract, retain, motivate and reward non-employee directors, executive officers and other key employees of A.C. Moore by providing opportunities to receive shares of Common Stock or to receive monetary payments based on the value of such shares. The Stock Incentive Plan is intended to assist in further aligning the interests of participants in the Stock Incentive Plan with those of A.C. Moore’s shareholders. On August 20, 2009, A.C. Moore’s shareholders approved an amendment to the Stock Incentive Plan to increase the authorized number of shares and adopt provisions designed to reflect corporate governance best practices related to share counting, a fungible share limit, a seven-year limit on the term of any stock option of SAR granted and clarifying that a change in control under the Stock Incentive Plan will not be triggered unless the change in control has been consummated.
The following types of awards or any combination of them may be granted under the Stock Incentive Plan: (i) stock options (both incentive stock options and non-qualified options) to receive shares of Common Stock; (ii) stock appreciation rights, which entitle the grantee to receive an amount in cash, shares of Common Stock, or a combination of cash and shares of Common Stock, determined by reference to appreciation in Common Stock value; (iii) stock awards, which entitle the grantee to receive shares of Common Stock which may be subject to certain restrictions such as restrictions on transferability; (iv) performance awards, which entitle the grantee to receive, without payment, an award following the attainment of performance goals; and (v) stock units, which entitle the grantee to receive an amount in cash or, if the grantee and the Compensation Committee so agree, in shares of Common Stock or a combination of cash and shares of Common Stock, with or without other payments by the grantee, as may be determined by the Compensation Committee (each as described above is referred to as an “Award” and collectively, the “Awards”). In addition, other forms of awards valued in whole or in part by reference to A.C. Moore’s Common Stock may be granted either alone or in addition to the foregoing Awards. Each Award is subject to such terms and conditions consistent with the Stock Incentive Plan, as determined by the Compensation Committee and as set forth in an Award agreement.
All non-employee directors, executive officers and other key employees of A.C. Moore or any of its affiliates who are significantly responsible for the success and future growth and profitability of A.C. Moore, as determined by the Compensation Committee, are eligible to be participants in the Stock Incentive Plan. The Stock Incentive Plan is administered by the Compensation Committee. Under the Stock Incentive Plan, the Compensation Committee has the power to interpret the Stock Incentive Plan and to adopt such rules and regulations as it considers necessary for purposes of administering the Stock Incentive Plan. The Compensation Committee is authorized to grant Awards to the participants in the Stock Incentive Plan and to determine the number and types of such Awards and the terms, conditions and limitations applicable to each such Award. The Compensation Committee may delegate its powers and authority under the Stock Incentive Plan to designated officers or employees of A.C. Moore. In addition, the independent members of the full Board may exercise any of the powers and authority of the Compensation Committee under the Stock Incentive Plan.

The aggregate number of shares of Common Stock that may be subject to Awards to be granted under the Stock Incentive Plan is 5,100,000 shares, subject to adjustments for stock splits, recapitalizations and other specified events. This share reserve will be increased by a number of shares of Common Stock equal to the number of shares of Common Stock that are issuable pursuant to option grants (referred to as the “Existing Options”) outstanding under the Old Plans as of the effective date of the Stock Incentive Plan that but for the suspension of the Old Plans would otherwise have reverted to the share reserve of the Old Plans, as applicable, as a result of the expiration, termination, cancellation or forfeiture of such Existing Options.
Annual Incentive Plan
A.C. Moore’s success depends, in large measure, on its ability to attract and reward talented employees with outstanding abilities and experience. To achieve this objective, the Board adopted the Annual Incentive Plan as a tool to attract and provide additional motivation to key employees to use their best efforts in performing their respective duties and obligations at A.C. Moore.
All present and future employees, including executive officers, of A.C. Moore will be eligible to receive awards under the Annual Incentive Plan. Participants in the Annual Incentive Plan will be selected, from time to time, by the Compensation Committee among such employees. The Annual Incentive Plan generally is administered by the Compensation Committee comprised of not less than two members who each qualifies as an “outside director” within the meaning of Code Section 162(m) and the regulations thereunder. The Compensation Committee has general authority to impose any limitation or condition upon an award the Compensation Committee deems appropriate to achieve the objectives of the award and the Annual Incentive Plan.
The Compensation Committee has the power and complete discretion to determine which employees will receive an award and the nature of the award, (ii) the amount of each award, (iii) the time or times when an award will be granted, (iv) whether a disability exists, (v) the terms and conditions applicable to awards, and (vi) any additional requirements relating to awards that the Compensation Committee deems appropriate.
The Compensation Committee will be entitled to make non-uniform and selective determinations and to establish non-uniform and selective performance criteria, performance goals and the weightings thereof.
Agreements with Named Executive Officers
We have entered into agreements, which include change of control provisions, with our current executive officers. In fiscal 2009, we entered into an amended and restated employment letter with Mr. Jeffries and employment letters with Messrs. Abelman and Stern. In November 2009, we also entered into a special award agreement with Mr. Stern. In March 2010, we entered into an agreement and release with Mr. Lepley in connection with his retirement, a special award agreement with Mr. Jeffries and an amendment to Mr. Abelman’s employment letter.

The material terms of these agreements are described below.
The agreements with certain named executive officers provide enhanced payments and benefits in the event of a change of control. The basic rationale for this change of control protection is to diminish the potential distraction due to personal uncertainties and risks that inevitably arise when a change of control is threatened or pending. The termination benefits payable in connection with a change of control generally require a “double trigger,” which means that after a change of control (the first “trigger”) a covered executive’s employment is either involuntarily terminated without “cause” or the executive resigns for “good reason” (as both terms are defined in the relevant agreement), either of which would constitute the second “trigger.” A double trigger was selected to increase the likelihood that an executive would remain with A.C. Moore after a change of control. The agreements also have a single trigger approach with regard to equity grants held on the date of a change in control, which means that all grants held on such date immediately vest and become exercisable, as applicable, upon a change in control. In addition, the Stock Incentive Plan contains a single trigger approach with regard to vesting of awards. The Annual Incentive Plan permits the Board, in its discretion, to accelerate vesting and payouts in the event of a change in control. In addition, the special award agreement with Mr. Jeffries provides for automatic vesting upon a change in control.
Employment Letter with Joseph A. Jeffries, Acting Chief Executive Officer and Chief Operating Officer
On November 28, 2007, A.C. Moore entered into an employment letter with Joseph A. Jeffries to serve as A.C. Moore’s Executive Vice President of Operations effective as of November 28, 2007. Mr. Jeffries’ current annual base salary is $307,700.
On August 6, 2008, A.C. Moore and Mr. Jeffries entered into the first amendment to his employment letter. Pursuant to the amendment, Mr. Jeffries’ title was changed from Executive Vice President of Operations to Executive Vice President and Chief Operating Officer. In addition, the amendment provides for an automatic one-year term from the date of a change of control (as defined in the amendment), during which Mr. Jeffries is guaranteed a base salary equal to 12 times his highest monthly base salary during the 12-months preceding the change of control, as well as an annual cash bonus at least equal to the amount received for the last full calendar year. If A.C. Moore terminates his employment other than for cause, death or disability or Mr. Jeffries terminates for good reason, Mr. Jeffries is entitled to receive a lump sum cash payment equal to the aggregate of base salary through the date of termination, pro rata bonus and twelve months of base salary. Mr. Jeffries will also receive insurance benefits during this period. For termination due to death or disability, he or his estate will receive a cash lump sum payment equal to the aggregate of his base salary through the date of death or disability and his pro rata bonus. If A.C. Moore terminates for cause or Mr. Jeffries terminates without good reason following a change of control, he is entitled to base salary through the date of termination. The amendment provides that Mr. Jeffries’s options, SARs and restricted stock vest immediately upon a change of control. If Mr. Jeffries’s employment is terminated without cause following a change in control, he will have until the earlier of the original option or SAR term or 18 months after the termination date to exercise the options or SARs.
Mr. Jeffries’ employment letter contains restrictive covenants relating to confidentiality, non-competition and non-solicitation. Mr. Jeffries may not compete with, solicit employees from or interfere with business relationships of A.C. Moore for 12 months following the termination of his employment. The non-competition provision prohibits Mr. Jeffries from engaging in any business competing with A.C. Moore’s business as such business exists or is in process on the date of the termination of Mr. Jeffries’ employment, within any geographical area in which A.C. Moore engages or actively plans to engage in such business.
On August 10, 2009, A.C. Moore entered into an amended and restated employment letter with Mr. Jeffries (the “restated employment letter”). The restated employment letter restated and continued the terms and conditions of Mr. Jeffries employment letter dated November 28, 2007, as amended by the first amendment to his employment letter dated August 6, 2008.
If A.C. Moore terminates Mr. Jeffries’ employment without cause under the restated employment letter, he is entitled to receive base salary and insurance benefits through the sixth-month anniversary of the termination date plus pro rata bonus (as defined in the restated employment letter). In the event Mr. Jeffries remains unemployed after six months from his termination date, he will receive an additional month of severance and insurance benefits for each month he remains unemployed, up to a maximum of six additional months.

Special Award Agreement with Mr. Jeffries
On March 29, 2010, in connection with Mr. Jeffries’ appointment as Acting Chief Executive Officer effective March 31, 2010, A.C. Moore entered into a special award agreement with him. The award agreement provides that Mr. Jeffries will receive a cash lump sum payment of $75,000 on September 30, 2010. His right to receive the award is contingent on continuous full-time employment with A.C. Moore and continuing to meet performance expectations under A.C. Moore’s internal review process, each through September 30, 2010. The award agreement provides for automatic vesting of the award on a change in control (as defined in the Stock Incentive Plan).
Employment Letter with David Stern, Executive Vice President and Chief Financial Officer
On May 13, 2009, A.C. Moore entered into an employment letter with David Stern to serve as the Company’s Executive Vice President and Chief Financial Officer. His start date with the Company was June 8, 2009. Mr. Stern’s current annual base salary is $275,000.
On the start date, Mr. Stern received a cash sign-on lump sum retention bonus of $75,000. Mr. Stern will earn one-twenty fourth of this sign-on bonus for each month after receipt that he remains employed by the Company. If A.C. Moore terminates his employment for cause (as defined in the employment letter), Mr. Stern must repay the unearned portions of the sign-on bonus. If Mr. Stern terminates his employment for good reason (as defined in the employment letter), he will be deemed to have earned one-hundred percent of the sign-on bonus. On his start date, Mr. Stern was granted 35,000 PARS and 26,000 SARs under A.C. Moore’s 2007 Stock Incentive Plan.
Mr. Stern received relocation benefits, including without limitation, reimbursement for commission costs on the sale of his house, closing costs in an amount not to exceed $3,000 on the purchase of a home, payment for temporary housing for the 120-day period following his start date and bi-weekly round trip travel for him or his spouse in connection with his relocation for the 120-day period following his start date. Mr. Stern earns one-twenty fourth of the amount of the relocation benefits for each month that he remains employed by A.C. Moore. If his employment is terminated by A.C. Moore for cause or by him without good reason, he must repay the unearned portion of the relocation benefits. In the event that Mr. Stern’s employment is terminated without cause (as defined below) or by him with good reason after the payment of the relocation benefits, he will be deemed to have earned one hundred percent of the relocation benefits.
The termination and change of control provisions in Mr. Stern’s employment letter are identical to those in Mr. Jeffries’ agreement.
Mr. Stern’s employment letter contains restrictive covenants relating to confidentiality, non-competition and non-solicitation that are substantively the same as those described above for Mr. Jeffries.
Special Award Agreement with Mr. Stern
On November 24, 2009, A.C. Moore entered into a special award agreement with Mr. Stern pursuant to which A.C. Moore paid him a cash retention award in the amount of $125,000. Mr. Stern will earn one-twelfth of the award for each month (or portion of the month) after receipt that he remains employed by A.C. Moore. If A.C. Moore terminates Mr. Stern’s employment for cause or he terminates his employment without good reason (each as defined in the employment letter between Mr. Stern and A.C. Moore dated May 13, 2009), Mr. Stern must repay the unearned portions of the award. If A.C. Moore terminates Mr. Stern’s employment without cause or he terminates his employment for good reason (each as defined in the employment letter), Mr. Stern will be deemed to have earned one-hundred percent of the award.

Employment Letter with David Abelman, Executive Vice President and Chief Marketing and Merchandising Officer
On May 7, 2009, A.C. Moore entered into an employment letter with David Abelman to serve as the Company’s Executive Vice President and Chief Marketing and Merchandising Officer. His start date with the Company was May 7, 2009. Mr. Abelman’s current annual base salary is $300,000.
On the start date, Mr. Abelman received a cash sign-on lump sum retention bonus of $200,000. Mr. Abelman will earn one-twenty fourth of this sign-on bonus for each month after receipt that he remains employed by the Company. If A.C. Moore terminates his employment for cause (as defined in the employment letter), Mr. Abelman must repay the unearned portions of the sign-on bonus. If Mr. Abelman terminates his employment for good reason (as defined in the employment letter), he will be deemed to have earned one-hundred percent of the sign-on bonus. On his start date, Mr. Abelman was granted 35,000 PARS and 26,000 SARs under A.C. Moore’s 2007 Stock Incentive Plan.
Mr. Abelman will receive relocation benefits, including without limitation, reimbursement for commission costs on the sale of his house, closing costs in an amount not to exceed $3,000 on the purchase of a home, payment for temporary housing for the 120-day period following his start date and bi-weekly round trip travel for him or his spouse in connection with his relocation for the 120-day period following his start date. Mr. Abelman earns one-twenty fourth of the amount of the relocation benefits for each month that he remains employed by A.C. Moore. If his employment is terminated by A.C. Moore for cause or by him without good reason, he must repay the unearned portion of the relocation benefits. In the event that Mr. Abelman’s employment is terminated without cause (as defined below) or by him with good reason after the payment of the relocation benefits, he will be deemed to have earned one hundred percent of the relocation benefits.
The termination and change of control provisions in Mr. Abelman’s employment letter are identical to those in Mr. Jeffries’ and Mr. Stern’s agreements.
Mr. Abelman’s employment letter contains restrictive covenants relating to confidentiality, non-competition and non-solicitation that are substantively the same as those described above for Mr. Jeffries and Mr. Stern.
On March 16, 2010, A.C. Moore entered into Amendment One (the “amendment”) to Mr. Abelman’s employment letter. The amendment extends the time during which A.C. Moore will reimburse Mr. Abelman for moving costs, closing costs on the purchase of a new house and commission costs on the sale of his house from September 2010 to March 16, 2011. In addition, the amendment provides that through the earlier of March 16, 2011 or such date on which Mr. Abelman’s family relocates, A.C. Moore will pay him $5,000 per month, less applicable tax and withholdings, to offset housing and travel expenses.

Employment Agreement with Amy Rhoades, Senior Vice President and General Counsel
On July 24, 2006, A.C. Moore entered into an employment agreement with Amy Rhoades to serve as A.C. Moore’s Vice President and General Counsel effective July 24, 2006. Ms. Rhoades’ current annual base salary is $210,000. She was appointed Senior Vice President and General Counsel effective November 10, 2009.
Ms. Rhoades’ employment agreement was amended on November 15, 2006 and November 19, 2007. Ms. Rhoades’ employment agreement has an initial term of one year to be extended automatically for successive one year terms, unless either party provides written notice of termination at least 60 days prior to the end of the term.
If A.C. Moore terminates her employment without cause or Ms. Rhoades terminates for good reason or there is a non-renewal of the employment agreement, Ms. Rhoades is entitled to receive base salary, pro rata bonus, vested and earned but unpaid amounts under A.C. Moore’s incentive plans through the twelfth-month anniversary of the termination date. If A.C. Moore terminates for cause or Ms. Rhoades terminates without good reason, Ms. Rhoades is entitled to receive base salary through the termination date but will not be entitled to payment of a pro rata bonus. If termination occurs due to death or disability, Ms. Rhoades or her estate will be entitled to receive the sum of her base salary through the termination date, her pro rata annual bonus and vested and earned but unpaid amounts under incentive plans and other programs.
The change of control provisions in Ms. Rhoades’ employment agreement are identical to those contained in the employment letters of Messrs. Jeffries, Stern and Abelman.
Mr. Rhoades’ employment agreement contains restrictive covenants relating to confidentiality, non-competition and non-solicitation that are substantively the same as those described above for Mr. Jeffries, Mr. Stern and Mr. Abelman.
Employment Agreement with Rick A. Lepley, Former President and Chief Executive Officer
On June 1, 2006, A.C. Moore entered into an employment agreement with Mr. Lepley to serve as A.C. Moore’s Chief Executive Officer effective as of June 1, 2006. The employment agreement was amended on November 15, 2006 and November 19, 2007. Mr. Lepley’s employment agreement had an initial term of three years to be extended automatically for successive one year terms, unless either party provided written notice of termination at least six months prior to the end of the term. In December 2008, A.C. Moore and Mr. Lepley entered into an amendment to Mr. Lepley’s agreement pursuant to which Mr. Lepley’s employment as Chief Executive Officer was extended through December 31, 2010.

Mr. Lepley received an annual base salary of $550,000, which was increased to $575,000 in 2008. Pursuant to the December 2008 amendment, Mr. Lepley was granted 150,000 SARs. The December 2008 amendment also provided that if Mr. Lepley’s employment was terminated without cause or for good reason (as defined in his employment agreement), if termination occurred from January 1, 2009 through December 31, 2009, he would have been entitled to his then current base salary from the date of termination for the remaining months of the employment term through December 31, 2010 plus his pro rata bonus (as defined in the employment agreement) and, if termination occurred during any other time during the employment term, his base salary through the twelfth month anniversary of termination plus his pro rata bonus.
Upon a change of control (as defined in his employment agreement), Mr. Lepley would have received an automatic two-year employment term from the date of the change of control, during which his base salary, annual bonus and other benefits are guaranteed to be at least at the level which he received in the 12 months prior to the change of control. If during this two-year term A.C. Moore terminated Mr. Lepley’s employment other than for cause, death or disability or Mr. Lepley terminated for good reason, Mr. Lepley would have been entitled to receive a lump sum cash payment equal to the aggregate of his base salary through the date of termination, two times the pro rata portion of his annual bonus and two times the amount of his base salary. For termination due to death or disability following a change of control, he or his estate would have received a cash lump sum payment equal to the aggregate of his base salary through the date of death or disability and a pro rata bonus determined in the same manner as if there were no change of control. If A.C. Moore terminated for cause or Mr. Lepley terminated without good reason following a change of control, he would have been entitled to base salary through the date of termination. In addition, all options, SARs and restricted stock held by Mr. Lepley on the date of a change of control would have immediately vested and remained exercisable for different periods of time depending upon continued employment. If Mr. Lepley’s employment was terminated without cause following the change of control, he would have had until the earlier of the end of the original option or SAR term and 18 months after the termination date to exercise the options and SARs. Upon a termination without cause following a change of control, all SARs and restricted stock to which Mr. Lepley would be entitled to receive would immediately be deemed granted and vested and Mr. Lepley would have had 18 months after the termination date to exercise these SARs.
If any payments to Mr. Lepley upon a change in control as described above would constitute an excess payment under Code Section 280G and be subject to the excise tax imposed by Code Section 4999 on such excess payments, Mr. Lepley was entitled to a tax “gross-up” payment of such amount that would leave him in the same tax position as if no such excise tax (including related penalties or interest) was applicable. However, in connection with a review of its executive compensation practices, in August 2009, A.C. Moore determined that, effective immediately, it will not enter into any agreements with any new executives or material amendments to existing agreements providing for excise tax gross-up provisions with respect to payments contingent upon a change in control.
Agreement and Release with Mr. Lepley
On March 29, 2010, A.C. Moore and Mr. Lepley entered into an agreement and release (the “separation agreement”). Mr. Lepley’s retirement as an officer and member of the Board was effective March 31, 2010. The separation agreement provides that A.C. Moore will pay Mr. Lepley $645,890, an amount equal to one year’s compensation at his current rate plus pro rata bonus. Half of this payment will be made in October 2010, with the remainder in six subsequent equal monthly installments. A.C. Moore will also pay Mr. Lepley a consulting fee of $53,824 in 12 equal monthly installments. In addition, Mr. Lepley will receive reimbursement for health insurance benefits for 12 months following the effective date, payment of $12,000 for relocation and moving costs, and payment of up to $10,000 in legal fees for review of the agreement. The separation agreement amends Mr. Lepley’s SARs agreement, dated December 3, 2008, to provide that all unvested SARs under the SARs agreement vested as of March 31, 2010 and Mr. Lepley will have until February 20, 2012 to exercise the SARs. Mr. Lepley was originally granted 150,000 SARs pursuant to the SARs agreement, 50,000 of which vested on December 3, 2009.

The separation agreement includes restrictive covenants relating to confidentiality, non-competition and non-solicitation. Mr. Lepley may not compete with, solicit employees from or interfere with the business relationships of A.C. Moore for a period of 12 months following the effective date. The parties also agreed to mutual non-disparagement obligations. The separation agreement provides for Mr. Lepley’s general release of A.C. Moore from claims.
Employment Letter with Michael G. Zawoysky, Former Chief Financial Officer
On September 24, 2008, A.C. Moore entered into an amended and restated employment letter with Michael G. Zawoysky to serve as A.C. Moore’s Executive Vice President and Chief Financial Officer. Mr. Zawoysky resigned from this position effective April 24, 2009 to pursue an opportunity in the private equity sector. Upon his resignation, pursuant to the terms of his employment letter, he did not qualify to receive any payments or benefits upon termination or change in control.
Mr. Zawoysky received an annual base salary of $250,000. On September 24, 2008, in connection with entry into the employment letter, Mr. Zawoysky was granted 7,500 shares of PARS and 25,000 SARs.
The termination and change of control provisions in Mr. Zawoysky’s employment letter were identical to those in the agreements with Messrs. Jeffries, Stern and Abelman.
Mr. Zawoysky’ employment letter contains restrictive covenants relating to confidentiality, non-competition and non-solicitation that are substantively the same as those described above for the current executive officers.
Letter Agreement with Rodney Schriver, Vice President and Controller
On October 17, 2008, A.C. Moore and Mr. Schriver entered into a letter agreement which provides that if A.C. Moore terminates his employment without cause, Mr. Schriver will be entitled to receive base salary through the sixth-month anniversary of the termination date.
Tabular Information Relating to Potential Payments or Benefits upon Termination and Change in Control
The following tables quantify the potential termination and change in control payment and benefit amounts for Messrs. Jeffries, Stern, Abelman, and Schriver and Ms. Rhoades pursuant to their agreements, assuming a hypothetical triggering event had occurred as of January 2, 2010. The terms and conditions of the post-employment provisions for Messrs. Jeffries, Stern, Abelman and Schriver and Ms. Rhoades are described in detail above under “— Agreements with Named Executive Officers.”
Tabular information for Messrs. Zawoysky and Lepley is not included below, as potential payment scenarios to them can no longer occur. Upon his resignation, pursuant to the terms of his employment letter, Mr. Zawoysky did not qualify to receive any payments or benefits. Upon his retirement, Mr. Lepley received payments and benefits under the separation agreement as described above.
Under the Stock Incentive Plan, all named executive officers may receive benefits in the event of death, disability and retirement. All unvested awards immediately vest in full upon the occurrence of a change in control under the Stock Incentive Plan. In addition, Ms. Rhoades and Mr. Schriver receive benefits under the Old Plans in the event of death or disability. The Stock Incentive Plan and the Old Plans do not discriminate in terms of scope, terms or operation in favor of executive officers and these benefits are available generally to all participants.

Employment Letter with Joseph A. Jeffries

				Termination
				w/o Cause or
				Resignation
				for Good
				Reason upon		Change in
	Termination		Termination	a Change in		Control w/o
Item of Compensation	w/o Cause		for Cause	Control		Termination
Cash Payment	$153,850	(1)	—	$307,700	(2)	$140,000	(3)
Equity Grants (4)	—		—	—		311,956	(5)
Health Insurance Premiums	6,120	(6)	—	12,240	(7)	—
Total	$159,970		—	$319,940		$451,956

(1)	Reflects six months of base salary paid on a monthly basis. Mr. Jeffries is entitled to receive an additional $25,642 per month for each month he remains unemployed up to a maximum of six months. There was no executive Annual Incentive Plan for 2009. As a result, he would not be entitled to a pro rata bonus payment.

(2)	Reflects a lump sum payment equal to 12 months of base salary of $307,700. There was no executive Annual Incentive Plan for 2009. As a result, he would not be entitled to a pro rata bonus payment.

(3)	Reflects remaining portion of retention award which was earned on January 31, 2010 and is no longer outstanding.

(4)	Mr. Jeffries receives immediate vesting and exercisability of all stock options, SARs, PARS and restricted stock held at the time of a change of control irrespective of any subsequent termination and will have until the end of the term of the option or SAR to exercise such option or SAR. In the event his employment is terminated for any reason (other than cause) after the change in control, he will have until the earlier of (a) the end of the original option or SAR term and (b) 18 months after termination to exercise these options and SARs. If he is terminated for cause following the change in control, his options, SARs and unvested restricted stock terminate effective immediately.

(5)	Reflects value of immediately vested 93,196 restricted shares based on $2.94, the NASDAQ closing price per share of A.C. Moore Common Stock as of January 2, 2010 and the difference between such closing price and the exercise price of $1.48 for 26,000 immediately vested SARs.

(6)	Reflects six months of health insurance premiums paid on a monthly basis. Mr. Jeffries is entitled to receive an additional $1,020 per month for each month he remains unemployed up to a maximum of six months.

(7)	Reflects 12 months of health insurance premiums paid on a monthly basis.

Employment Letter with David Stern

				Termination
				w/o Cause
				or
	Termination			Resignation
	w/o Cause			for Good
	or			Reason
	Resignation			upon a		Change in
	for Good		Termination	Change in		Control w/o
Item of Compensation	Reason		for Cause	Control		Termination
Cash Payment	$320,692	(1)	—	$458,232	(2)	—
Equity Grants (3)	—		—	—		$176,400	(4)
Health Insurance Premiums	5,952	(5)	—	11,568	(6)	—
Total	$326,644		—	$469,800		$176,400

(1)	Reflects six months of base salary ($137,500) paid on a monthly basis and sixteen months each of deemed earned sign-on bonus ($50,000) and deemed earned relocation benefits ($29,025) and ten months of deemed earned retention award ($104,167). Mr. Stern is entitled to receive an additional $22,918 per month for each month he remains unemployed up to a maximum of six months. There was no executive Annual Incentive Plan for 2009. As a result, he would not be entitled to a pro rata bonus payment.

(2)	Reflects a lump sum payment equal to 12 months of base salary of $275,000 and sixteen months each of deemed earned sign-on bonus ($50,000) and deemed earned relocation benefits ($29,025) and ten months of deemed earned retention award ($104,167). There was no executive Annual Incentive Plan for 2009. As a result, he would not be entitled to a pro rata bonus payment.

(3)	Mr. Stern receives immediate vesting and exercisability of all stock options, SARs, PARS and restricted stock held at the time of a change of control irrespective of any subsequent termination and will have until the end of the term of the option or SAR to exercise such option or SAR. In the event his employment is terminated for any reason (other than cause) after the change in control, he will have until the earlier of (a) the end of the original option or SAR term and (b) 18 months after termination to exercise these options and SARs. If he is terminated for cause following the change in control, his options, SARs and unvested restricted stock terminate effective immediately.

(4)	Reflects value of immediately vested 60,000 restricted shares based on $2.94, the NASDAQ closing price per share of A.C. Moore Common Stock as of January 2, 2010.

(5)	Reflects six months of health insurance premiums paid on a monthly basis. Mr. Stern is entitled to receive an additional $964 per month for each month he remains unemployed up to a maximum of six months.

(6)	Reflects 12 months of health insurance premiums paid on a monthly basis.

Employment Letter with David Abelman

				Termination
				w/o Cause
				or
	Termination			Resignation
	w/o Cause			for Good
	or			Reason
	Resignation			upon a		Change in
	for Good		Termination	Change in		Control w/o
Item of Compensation*	Reason		for Cause	Control		Termination

Cash Payment	$303,619	(1)	—	$453,619	(2)	—
Equity Grants (3)	—		—	—		$176,400	(4)
Health Insurance Premiums	6,120	(5)	—	12,240	(6)	—
Total	$309,739		—	$465,859		$176,400

(1)	Reflects six months of base salary ($150,000) paid on a monthly basis and sixteen months each of deemed earned sign-on bonus ($133,334) and deemed earned relocation benefits ($20,285). Mr. Abelman is entitled to receive an additional $25,000 per month for each month he remains unemployed up to a maximum of six months. There was no executive Annual Incentive Plan for 2009. As a result, he would not be entitled to a pro rata bonus payment.

(2)	Reflects a lump sum payment equal to 12 months of base salary of $300,000 and sixteen months each of deemed earned sign-on bonus ($133,334) and deemed earned relocation benefits ($20,285). There was no executive Annual Incentive Plan for 2009. As a result, he would not be entitled to a pro rata bonus payment.

(3)	Mr. Abelman receives immediate vesting and exercisability of all stock options, SARs, PARS and restricted stock held at the time of a change of control irrespective of any subsequent termination and will have until the end of the term of the option or SAR to exercise such option or SAR. In the event his employment is terminated for any reason (other than cause) after the change in control, he will have until the earlier of (a) the end of the original option or SAR term and (b) 18 months after termination to exercise these options and SARs. If he is terminated for cause following the change in control, his options, SARs and unvested restricted stock terminate effective immediately.

(4)	Reflects value of immediately vested 60,000 restricted shares based on $2.94, the NASDAQ closing price per share of A.C. Moore Common Stock as of January 2, 2010.

(5)	Reflects six months of health insurance premiums paid on a monthly basis. Mr. Abelman is entitled to receive an additional $1,020 per month for each month he remains unemployed up to a maximum of six months.

(6)	Reflects 12 months of health insurance premiums paid on a monthly basis.

Employment Agreement with Amy Rhoades

				Termination
				w/o Cause or
	Termination			Resignation
	w/o Cause or			for Good
	Resignation			Reason upon		Change in
	for Good		Termination	a Change in		Control w/o
Item of Compensation	Reason		for Cause	Control		Termination

Cash Payment	$195,000	(1)	—	$195,000	(1)	$89,790	(2)
Equity Grants (3)	—		—	—		81,362	(4)
Health Insurance Premiums	—		—	8,054	(5)	—
Total	$195,000		—	$203,054		$171,152

(1)	Reflects 12 months of base salary paid on a monthly basis of $195,000. There was no executive Annual Incentive Plan for 2009. As a result, she would not be entitled to a pro rata bonus payment.

(2)	Reflects remaining portion of retention award which was earned on January 31, 2010 and is no longer outstanding.

(3)	Ms. Rhoades receives immediate vesting and exercisability of all stock options, SARs, PARS and restricted stock held at the time of a change of control irrespective of any subsequent termination and will have until the end of the term of the option or SAR to exercise such option or SAR. In the event her employment is terminated for any reason (other than cause) after the change in control, she will have until the earlier of (a) the end of the original option or SAR term and (b) 18 months after termination to exercise these options and SARs. If she is terminated for cause following the change in control, her options, SARs and unvested restricted stock terminate effective immediately.

(4)	Reflects value of immediately vested 23,305 restricted shares based on $2.94, the NASDAQ closing price per share of A.C. Moore Common Stock as of January 2, 2010 and the difference between such closing price and the exercise price of $1.48 for 8,798 immediately vested SARs.

(5)	Reflects 12 months of health insurance premiums paid on a monthly basis.
Letter Agreement with Rodney Schriver

				Termination
				w/o Cause or
				Resignation
				for Good
				Reason upon a	Change in
	Termination		Termination	Change in	Control w/o
Item of Compensation	w/o Cause		for Cause	Control	Termination

Cash Payment	$92,500	(1)	—	—	$77,500	(2)
Equity Grants (3)	—		—	—	42,473	(3)
Total	$92,500		—	—	$119,973

(1)	Reflects six months of base salary paid on a monthly basis.

(2)	Reflects remaining portion of retention award which was earned on January 31, 2010 and is no longer outstanding.

(3)	Reflects value of immediately vested 11,534 restricted shares based on $2.94, the NASDAQ closing price per share of A.C. Moore Common Stock as of January 2, 2010 and the difference between such closing price and the exercise price of $1.48 for 5,865 immediately vested SARs.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Compensation Committee Interlocks and Insider Participation
The following persons served as members of the Compensation Committee in fiscal 2009: Lori J. Schafer, Joseph F. Coradino, Michael J. Joyce and Neil A. McLachlan. No person who served as a member of the Compensation Committee during fiscal 2009 was a current or former officer or employee of A.C. Moore or engaged in certain transactions with A.C. Moore required to be disclosed by regulations of the SEC except as disclosed below under “Related Party Transactions.” Additionally, there were no compensation committee “interlocks” during fiscal 2009, which generally means that no executive officer of A.C. Moore served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of A.C. Moore.
Related Party Transactions Policy and Procedures
In April 2007, the Board adopted a written Related Party Transactions Policy and Procedures. This policy applies to transactions or arrangements in which A.C. Moore is a participant and a related party (namely directors, nominees for director, executive officers, 5% shareholders and their respective immediate family members) with a direct or indirect material interest in the transaction, including transactions requiring disclosure under Item 404(a) of Regulation S-K. Under this policy, no related party transaction can occur unless it is approved or ratified by the Audit Committee or approved by the disinterested members of the Board. The Audit Committee is primarily responsible for reviewing and approving related party transactions, and in doing so, will consider all matters it deems appropriate, including, but not limited to, the dollar value of the proposed transaction, the relative benefits to be obtained and obligations to be incurred by A.C. Moore, and whether the terms of the transaction are comparable to those available to third parties.
Related Party Transactions
Neil A. McLachlan, a member of A.C. Moore’s Board, is President of the Consumer & Office Products Group of MeadWestvaco Corporation. A.C. Moore purchased $78,994 of merchandise to sell in its stores from MeadWestvaco Corporation in the fiscal year ended January 2, 2010. Mr. McLachlan was not involved in these transactions and did not receive any compensation for these transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires A.C. Moore’s directors and executive officers, and persons who beneficially own more than ten percent of A.C. Moore’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of A.C. Moore. Executive officers, directors and greater than ten percent shareholders are required by regulation of the SEC to furnish A.C. Moore with copies of all Section 16(a) reports they file.
To A.C. Moore’s knowledge, based solely on a review of the copies of such reports furnished to A.C. Moore and written representations that no other reports were required, all Section 16(a) filing requirements applicable to A.C. Moore’s executive officers, directors and greater than ten percent beneficial owners were complied with during fiscal 2009.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
A.C. Moore’s independent registered public accounting firm for the fiscal year ended January 2, 2010 was the firm of PricewaterhouseCoopers. The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP to serve as A.C. Moore’s independent registered public accounting firm for the fiscal year ending January 1, 2011. Shareholders will be asked to ratify this appointment. Although action by the shareholders on this matter is not required, the Audit Committee believes it is appropriate to seek shareholder ratification of the appointment of the independent registered public accounting firm to provide a forum for shareholders to express their views with regard to the Audit Committee’s appointment. If the shareholders do not ratify the appointment of PricewaterhouseCoopers, the selection of the independent registered public accounting firm may be reconsidered by the Audit Committee; provided, however, the Audit Committee retains the right to continue to engage PricewaterhouseCoopers. Notwithstanding the ratification of PricewaterhouseCoopers as A.C. Moore’s independent registered public accounting firm for the fiscal year ending January 1, 2011, the Audit Committee retains the right to replace PricewaterhouseCoopers at any time without shareholder approval. A representative of PricewaterhouseCoopers is expected to be present at the 2010 Annual Meeting and to be available to respond to appropriate questions. The representative will have the opportunity to make a statement if he or she so desires.
Principal Accountant Fees and Services
Aggregate fees for professional services rendered for A.C. Moore by PricewaterhouseCoopers as of or for the fiscal years ended January 2, 2010 and January 3, 2009 were:

Services Rendered(1)	01/02/2010	01/03/2009

Audit Fees	$570,381	$729,110
Audit Related Fees	—	—
Tax Fees	—	8,000
All Other Fees	—	—

Total	$570,381	$737,110

(1)	The aggregate fees included are fees billed for the fiscal years.
Audit fees for the fiscal years ended January 2, 2010 and January 3, 2009 were for professional services rendered for the audits of the consolidated financial statements of A.C. Moore and for the audit of A.C. Moore’s internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, quarterly reviews, issuance of consents, and assistance with review of documents filed with the SEC.
Tax fees consist of fees for tax compliance efforts.
The Audit Committee has considered and determined that the services provided by PricewaterhouseCoopers are compatible with PricewaterhouseCoopers maintaining its independence.
The Audit Committee has adopted a policy that requires advance approval of all audit, audit related, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee pre-approved all of the audit and non-audit services provided to A.C. Moore by PricewaterhouseCoopers in fiscal 2009 and fiscal 2008.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF PROPOSAL 2.

OTHER MATTERS
A.C. Moore is not presently aware of any matters (other than procedural matters) which will be brought before the 2010 Annual Meeting which are not reflected in the attached Notice of the 2010 Annual Meeting. The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before 2010 Annual Meeting: (i) matters which A.C. Moore did not receive notice by March 26, 2010; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee named in this proxy statement is unable to serve or for good cause will not serve; (iv) any proposal omitted from this proxy statement and the form of proxy pursuant to Rules 14a-8 or 14a-9 under the Exchange Act; and (v) matters incident to the conduct of the 2010 Annual Meeting. In connection with such matters, the persons named in the enclosed proxy will vote in accordance with their best judgment.
HOUSEHOLDING
In order to reduce printing costs and postage fees, A.C. Moore has adopted the process called “householding” for mailing its annual report and proxy statement to “street name holders,” which refers to shareholders whose shares are held in a stock brokerage account or by a bank or other nominee. This means that street name holders who share the same last name and address will receive only one copy of A.C. Moore’s annual report and proxy statement, unless A.C. Moore receives contrary instructions from a street name holder at that address. A.C. Moore will continue to mail a proxy card to each shareholder of record.
If you prefer to receive multiple copies of A.C. Moore’s proxy statement and annual report at the same address, you may obtain additional copies by writing to A.C. Moore Arts & Crafts, Inc. Attention: Amy Rhoades, Senior Vice President and General Counsel, 130 A.C. Moore Drive, Berlin, New Jersey 08009 or by calling (856) 768-4930. Eligible shareholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting A.C. Moore in the same manner.
SHAREHOLDER PROPOSALS
Under A.C. Moore’s bylaws, shareholder proposals with respect to the 2011 annual meeting of shareholders, including nominations for directors, which have not been previously approved by the Board must be submitted to the Secretary of A.C. Moore not later than January 3, 2011. Any such proposal must be in writing and sent either by personal delivery, nationally-recognized express mail or U.S. mail, postage prepaid to A.C. Moore Arts & Crafts, Inc., 130 A.C. Moore Drive, Berlin, New Jersey 08009, Attention: Amy Rhoades, Senior Vice President and General Counsel. Each nomination or proposal must include the information required by the bylaws. All late or nonconforming nominations or proposals will be rejected.
Shareholder proposals for the 2011 annual meeting of shareholders must be submitted to A.C. Moore on or prior to January 3, 2011 to receive consideration for inclusion in A.C. Moore’s proxy statement relating to the 2011 annual meeting of shareholders. Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8.
In addition, shareholders are notified that the deadline for providing A.C. Moore timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at A.C. Moore’s 2011 annual meeting of shareholders is January 3, 2011. As to all such matters which A.C. Moore does not have notice on or prior to January 3, 2011, discretionary authority shall be granted to the persons designated in A.C. Moore’s proxy statement related to the 2011 annual meeting of shareholders to vote on such proposal.

ANNUAL REPORT TO SHAREHOLDERS AND FISCAL 2009 FORM 10-K
This proxy statement is accompanied by A.C. Moore’s Annual Report to Shareholders for the fiscal year ended January 2, 2010 which includes a copy of A.C. Moore’s Form 10-K for the fiscal year ended January 2, 2010 as filed with the SEC. Each shareholder solicited under this proxy statement can obtain a copy of A.C. Moore’s fiscal 2009 Form 10-K as filed with the SEC, without charge, except for exhibits to such report, by sending a written request to: Amy Rhoades, Senior Vice President and General Counsel, A.C. Moore Arts & Crafts, Inc., 130 A.C. Moore Drive, Berlin, New Jersey 08009.
By Order of the Board
Amy Rhoades, Corporate Secretary
Berlin, New Jersey
May 3, 2010

Appendix A
A.C. MOORE ARTS & CRAFTS, INC.
130 A.C. MOORE DRIVE
BERLIN, NEW JERSEY 08009
PROXY FOR 2010 ANNUAL MEETING OF SHAREHOLDERS, JUNE 17, 2010
SOLICITED ON BEHALF OF THE BOARD OF
A.C. MOORE ARTS & CRAFTS, INC.
The undersigned hereby constitutes and appoints Joseph A. Jeffries and David Stern, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the 2010 annual meeting of shareholders of A.C. Moore Arts & Crafts, Inc. to be held on the 17th day of June, 2010, and at any adjournment or postponement thereof, and to vote all of the shares of A.C. Moore Arts & Crafts, Inc. common stock which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present.
THIS PROXY WILL, WHEN PROPERLY EXECUTED, BE VOTED AS DIRECTED. IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED IN THE BOXES PROVIDED, THE PERSONS NAMED HEREIN INTEND TO VOTE FOR ALL DIRECTOR NOMINEES LISTED BELOW IN PROPOSAL 1 AND FOR APPROVAL OF PROPOSAL 2.
BOTH PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED HEREBY. DISCRETIONARY AUTHORITY IS CONFERRED HEREBY AS TO CERTAIN MATTERS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.
(1) The election of 01 – Michael J. Joyce and 02 – Neil A. McLachlan as Class B directors of A.C. Moore Arts & Crafts, Inc. to hold office for a term of three years and until each of their respective successors is duly elected and qualified, as described in the accompanying proxy statement.

FOR all nominees listed above (except as marked to the contrary at right.)	WITHHOLD AUTHORITY to vote for the nominees listed above.	(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.)
[ ]	[ ]

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(Continued and to be marked, signed and dated on the reverse side)

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(2) Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of A.C. Moore Arts & Crafts, Inc. for the fiscal year ending January 1, 2011, as described in the accompanying proxy statement.

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]
(3) In their discretion, upon other matters as may properly come before the 2010 annual meeting of shareholders or any adjournment or postponement thereof.
Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated May 3, 2010 and 2009 Annual Report to Shareholders of A.C. Moore Arts & Crafts, Inc. is hereby acknowledged.

Signature

Signature

Dated:

Please sign exactly as your name or names appear hereon, including any official position or representative capacity. If shares are registered in more than one name, all owners should sign.
PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

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YOUR VOTE IS IMPORTANT
VOTE TODAY IN ONE OF THREE WAYS:
1.	VOTE BY TELEPHONE: After you call the phone number below, you will be asked to enter the control number at the bottom of the page. You will need to respond to only a few simple prompts. Your vote will be confirmed and cast as directed.
Call toll-free in the U.S. or Canada at 1-866-578-5350
on a touch-tone telephone
OR
2.	VOTE BY INTERNET:
Log-on to www.votestock.com
Enter your control number printed below
Vote your proxy by checking the appropriate boxes
Click on “Accept Vote”
OR
3.	VOTE BY MAIL: If you do not wish to vote by telephone or by the Internet, please complete, sign, date and return the above proxy card in the pre-paid envelope provided.
YOUR CONTROL NUMBER IS:

You may vote by telephone or Internet 24 hours a day, 7 days a week.
Telephone and Internet voting is available through 11:59p.m., prevailing time, on June 16, 2010. Your telephone or Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned your proxy card by mail.

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